Exhibit 99(b)








                        CREDIT AGREEMENT

                   Dated as of July 31, 1996

                             among

                   PRECISION CASTPARTS CORP.;

                  Certain of its Subsidiaries;



                 BANK OF AMERICA NATIONAL TRUST
                    AND SAVINGS ASSOCIATION,

                            as Agent

                              and

                 Letter of Credit Issuing Bank;


                              and

         THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO


                          Arranged by

                      BA SECURITIES, INC.

                       TABLE OF CONTENTS

Section

                           ARTICLE I

                          DEFINITIONS                           1

1.01  Certain Defined Terms                                     1
1.02  Other Interpretive Provisions                            32
1.03  Accounting Principles                                    33
1.04  Currency Equivalents Generally                           33


                           ARTICLE II

                          THE CREDITS                          34

2.01  Amounts and Terms of Commitments                         34
2.02  Loan Accounts; Notes; Designation of Company             34
2.03  Procedure for Committed Borrowing                        35
2.04  Conversion and Continuation Elections                    37
2.05  Utilization of Revolving Commitments in Offshore
        Currencies.                                            39
2.06  Bid Borrowings                                           41
2.07  Procedure for Bid Borrowings                             41
2.08  Voluntary Termination or Reduction of Commitments        47
2.09  Optional Prepayments                                     47
2.10  Currency Exchange Fluctuations; Mandatory
        Prepayment of Loans                                    48
2.11  Repayment                                                49
2.12  Interest                                                 49
2.13  Fees                                                     50
2.14  Computation of Fees and Interest                         51
2.15  Payments by the Borrowers                                52
2.16  Payments by the Banks to the Agent                       53
2.17  Sharing of Payments, Etc.                                54
2.18  Guaranties                                               55
2.19  Additional Subsidiary Borrowers                          55


                          ARTICLE III

                     THE LETTERS OF CREDIT                     55

3.01  The Letter of Credit Subfacility.
3.02  Issuance, Amendment and Renewal of Letters of
        Credit                                                 57
3.03  Risk Participations, Drawings and Reimbursements         60
3.04  Repayment of Participations                              62
3.05  Role of the Issuing Bank                                 63
                          Page I

3.06  Obligations Absolute                                     64
3.07  Cash Collateral Pledge                                   65
3.08  Letter of Credit Fees                                    65
3.09  Uniform Customs and Practice                             66


                          ARTICLE III

             TAXES, YIELD PROTECTION AND ILLEGALITY            66

4.01  Taxes.                                                   66
4.02  Illegality                                               68
4.03  Increased Costs and Reduction of Return                  69
4.04  Funding Losses                                           69
4.05  Inability to Determine Rates                             70
4.06  Reserves on Offshore Rate Committed Loans                71
4.07  Certificates of Banks                                    72
4.08  Substitution of Banks                                    72
4.09  Survival                                                 72


                           ARTICLE V

                      CONDITIONS PRECEDENT                     72

5.01  Conditions of Initial Credit Extensions                  72
5.02  Conditions to All Credit Extensions                      75


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES                76

6.01  Corporate Existence and Power                            76
6.02  Corporate Authorization; No Contravention                77
6.03  Governmental Authorization                               77
6.04  Binding Effect                                           77
6.05  Litigation                                               77
6.06  No Default                                               78
6.07  ERISA Compliance                                         78
6.08  Use of Proceeds; Margin Regulations                      79
6.09  Title to Properties                                      79
6.10  Taxes                                                    79
6.11  Financial Condition                                      80
6.12  Environmental Matters                                    80
6.13  Regulated Entities                                       80
6.14  No Burdensome Restrictions; No Restrictions on
        Subsidiary Dividends                                   81

                          Page ii

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6.15  Copyrights, Patents, Trademarks and Licenses,
        etc.                                                   81
6.16  Subsidiaries                                             81
6.17  Insurance                                                81
6.18  Swap Obligations                                         82
6.19  Credit Limit for Subsidiary Borrowers                    82
6.20  Full Disclosure                                          82


                          ARTICLE VII

                     AFFIRMATIVE COVENANTS                     82

7.01  Financial Statements                                     83
7.02  Certificates; Other Information                          84
7.03  Notices                                                  84
7.04  Preservation of Corporate Existence, Etc                 85
7.05  Maintenance of Property                                  86
7.06  Insurance                                                86
7.07  Payment of Obligations                                   86
7.08  Compliance with Laws                                     87
7.09  Compliance with ERISA                                    87
7.10  Inspection of Property and Books and Records             87
7.11  Environmental Laws                                       87
7.12  Use of Proceeds                                          88
7.13  Internal Controls                                        88
7.14  New Material Subsidiaries                                88


                          ARTICLE VIII

                       NEGATIVE COVENANTS                      89

8.01  Limitation on Liens                                      89
8.02  Disposition of Assets                                    91
8.03  Consolidations and Mergers                               91
8.04  Loans and Investments                                    93
8.05  Limitation on Subsidiary Indebtedness                    94
8.06  Transactions with Affiliates                             94
8.07  Use of Proceeds                                          94
8.08  Contingent Obligations                                   95
8.09  Joint Ventures                                           96
8.10  ERISA                                                    96
8.11  Change in Business                                       96
8.12  Accounting Changes                                       96
8.13  Minimum Consolidated Net Worth                           96
8.14  Fixed Charge Coverage Ratio                              96
8.15  Leverage Ratio                                           97
8.16  No Restrictions on Subsidiary Dividends                  97

                         Page iii

                           ARTICLE IX

                       EVENTS OF DEFAULT                       97

9.01  Event of Default                                         97
9.02  Remedies                                                101
9.03  Rights Not Exclusive                                    102


                           ARTICLE X

                           THE AGENT                          102

10.01  Appointment and Authorization; "Agent"                 102
10.02  Delegation of Duties                                   103
10.03  Liability of Agent                                     103
10.04  Reliance by Agent                                      104
10.05  Notice of Default                                      104
10.06  Credit Decision                                        105
10.07  Indemnification of Agent                               105
10.08  Agent in Individual Capacity                           106
10.09  Successor Agent                                        106
10.10  Withholding Tax                                        107
10.11  Co-Agents                                              109


                           ARTICLE XI

                         MISCELLANEOUS                        109

11.01  Amendments and Waivers                                 109
11.02  Notices                                                111
11.03  No Waiver; Cumulative Remedies                         112
11.04  Costs and Expenses                                     112
11.05  Company Indemnification                                112
11.06  Payments Set Aside                                     113
11.07  Successors and Assigns                                 114
11.08  Assignments, Participations, etc.                      114
11.09  Confidentiality                                        116
11.10  Set-off                                                117
11.11  Automatic Debits of Fees                               118
11.12  Included Subsidiaries                                  118
11.13  Notification of Addresses, Lending Offices, Etc.       118
11.14  Counterparts                                           118
11.15  Severability                                           119
11.16  No Third Parties Benefited                             119
11.17  Governing Law and Jurisdiction                         119
11.18  Waiver of Jury Trial                                   119
11.19  Judgment                                               120
11.20  Oregon Legal Notice                                    120
11.21  Entire Agreement                                       121

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
                        CREDIT AGREEMENT


     This CREDIT AGREEMENT is entered into as of July 31, 1996, among Precision Castparts Corp., an Oregon corporation (the "Company"), AETC Limited, a corporation organized under the laws of the United Kingdom, the other
"Subsidiary Borrowers" from time to time party hereto, the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank") and Bank of America National Trust and Savings
Association, as letter of credit issuing bank and as agent for the Banks.

     WHEREAS, the Banks have agreed to make available to the Borrowers a term loan and revolving multicurrency credit facility with a letter of credit subfacility upon the terms and conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                           ARTICLE I

                          DEFINITIONS

     1.01 Certain Defined Terms. The following terms have the following meanings:

          "Absolute Rate" has the meaning specified in subsection 2.07(c).

          "Absolute Rate Auction" means a solicitation of Competitive Bids setting forth Absolute Rates pursuant to Section 2.07.

          "Absolute Rate Bid Loan" means a Bid Loan that bears interest at a rate determined with reference to the Absolute Rate.

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisi tion of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to

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     become a Subsidiary, or (c) a merger or consolidation
     or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or the Subsidiary is the surviving entity.

          "Affected Bank" means the meaning specified in
     Section 4.08.

          "Affiliate" means, as to any Person, any other
     Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

          "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent appointed or arising under Section 10.09.

          "Agent-Related Persons" means BofA and any successor agent appointed or arising under Section
     10.09 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates
     (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Agent's Payment Office" means (i) in respect of payments in Dollars, the address for payments set forth on Schedule 11.02 or such other address as the Agent may from time to time specify in accordance with
     Section 11.02, and, (ii) in the case of payments in any Offshore Currency, such address as the Agent may from time to time specify in accordance with Section
     11.02.

          "Agreed Alternative Currency" has the meaning specified in subsection 2.05(d).

          "Agreement" means this Credit Agreement.

          "Applicable Currency" means, as to any particular payment or Loan, Dollars or the Offshore Currency in which it is denominated or is payable.


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

          "Applicable Margin" means, in respect of all Committed Loans outstanding on any date (A) for the period from the Closing Date through September 29, 1996, 0.6750% for Offshore Rate Committed Loans and
     0.0000% for Base Rate Committed Loans, and (B) from
     September 30, 1996, the percentage specified below opposite the Leverage Ratio (which ratio shall be calculated for the relevant four fiscal quarter period) calculated for the periods described below.

Leverage Ratio
at End of Fiscal Quarter                Applicable Margin
________________________                _________________

                                        Offshore       Base
                                          Rate         Rate
Less than 1.35 to 1.00                  0.3000%      0.0000%

Less than 1.85 to 1.00 but
greater than or equal
to 1.35 to 1.00                         0.3750%      0.0000%

Less than 2.35 to 1.00 but
greater than or equal to
1.85 to 1.00                            0.4500%      0.0000%

Less than 2.85 to 1.00 but
greater than or equal to
2.35 to 1.00                            0.5000%      0.0000%

Less than 3.35 to 1.00 but
greater than or equal to
2.85 to 1.00                            0.6750%      0.0000%

Greater than or equal to
3.35 to 1.00                            0.8750%      0.0000%

          The Applicable Margin for each fiscal quarter commencing on and after September 30, 1996 will be determined by the Agent from time to time for each quarter of each calendar year (the "Current Quarter") in accordance with the table set forth above based on the Compliance Certificate delivered by the Company for the immediately preceding calendar quarter (the
     "Preceding Quarter") under subsection 7.02(b). Such determination will be based on the calculation of the

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     Leverage Ratio set forth in the Compliance Certificate
     for the Preceding Quarter and shall apply from and including the first day of the Current Quarter until and including the last day of the Current Quarter. Prior to the date in the Current Quarter on which the Agent receives the Compliance Certificate for the Preceding Quarter which is required to be delivered during the Current Quarter, the Applicable Margin shall be the same as was applicable in the Preceding Quarter, subject to any necessary adjustment pursuant to this paragraph upon receipt of such subsequent Compliance Certificate, effective as of the beginning of the Current Quarter; provided, that the Applicable Margin for any day after the fifty-fifth day of any calendar quarter in which the Company shall not deliver a Compliance Certificate shall equal the next higher Applicable Margin as set forth in the table above immediately below the previously effective Applicable Margin; thus if the Applicable Margin had previously been 0.3750% for Offshore Rate Committed Loans, and 0.0000% for Base Rate Committed Loans, a failure to deliver the Compliance Certificate by the fifty-fifth day of the Current Quarter would cause the Applicable Margin to be 0.4500% and 0.0000%, respectively, for the duration of that quarter. If the subsequent Compliance Certificate shall indicate that the Applicable Margin should have been increased for the Current Quarter pursuant to this paragraph, then the Company shall pay on the date of delivery of such Compliance Certificate, to the Agent for the account of the Banks, an amount equal to the positive difference, if any, between (i) the aggregate amount of interest which would theretofore have been payable during such Current Quarter had such increase been made on the first day of such Current Quarter and (ii) the amount of interest which the Company actually paid during such Current Quarter. If such Compliance Certificate shall indicate that the Company paid more interest than would have been required if any reduction therein required by this paragraph had commenced on the first day of such Current Quarter, any such excess payment shall be credited to future payments of interest and other amounts payable by the Company hereunder. Any such credit to future payments of interest shall in each case be made first to the next occurring payment of interest due hereunder. The Applicable Margin shall be adjusted automatically as



Page 4

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     to all Committed Loans then outstanding (without
     regard to the timing of Interest Periods) as of the effective date of any change in the Applicable Margin.

          "Arranger" means BA Securities, Inc., a Delaware corporation.

          "Assignee" has the meaning specified in
     subsection 11.08(a).

          "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

          "Authorized Amount" means with respect to any Subsidiary Borrower the amount of Credit Extensions hereunder authorized by resolution of the Board of Directors or similar governing body of such Subsidiary
     Borrower.

          "Bank" has the meaning specified in the
     introductory clause hereto. References to the "Banks" shall include BofA, including in its capacity as Issuing Bank; for purposes of clarification only, to the extent that BofA may have any rights or obligations in addition to those of the Banks due to its status as Issuing Bank, its status as such will be specifically referenced.

          "Banking Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and (i) with respect to disbursements and payments in Dollars, a day on which dealings are carried on in the applicable offshore
     Dollar interbank market, and (ii) with respect to any disbursements and payments in and calculations pertaining to any Offshore Currency Loan, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore
     Currency will be made or received hereunder.

          "Bankruptcy Code" means the Federal Bankruptcy
     Reform Act of 1978 (11 U.S.C. Sec. 101, et seq.).

          "Base Rate" means, for any day, the higher of:
     (a)  0.50% per annum above the latest Federal Funds
     Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

          Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

          "Base Rate Committed Loan" means a Committed
     Loan, or an L/C Advance, that bears interest based on the Base Rate.
          "Bid Borrowing" means a Borrowing hereunder consisting of one or more Bid Loans made to a Borrower on the same day by one or more Banks.

          "Bid Loan" means a Loan by a Bank to a
     Borrower under Section 2.06, which may be a LIBOR Bid Loan or an Absolute Rate Bid Loan.

          "Bid Loan Note" has the meaning specified in
     Section 2.02.

          "BofA" means Bank of America National Trust and
     Savings Association, a national banking association.

          "Borrowers" means the Company and the Subsidiary
     Borrowers. References to "the Borrower" in relation to any particular Loan or Letter of Credit shall be deemed to refer to the applicable Borrower with respect to such Loan or Letter of Credit.

          "Borrowing" means a borrowing hereunder
     consisting of Loans of the same Type and in the same
     Applicable Currency made to the same Borrower on the same day by the Banks under Article II, and may be a

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

     Committed Borrowing or a Bid Borrowing and, other than in the case of Base Rate Committed Loans, having the same Interest Period.

          "Borrowing Date" means any date on which a Borrowing occurs under Section 2.03.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate
     Loan, means a Banking Day.

          "Capital Adequacy Regulation" means any
     guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

          "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing
     Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meaning. Each Borrower hereby grants the Agent, for the benefit of the Agent, the Issuing
     Bank and the Banks, a security interest in all such cash and deposit account balances as collateral for the L/C Obligations. Cash collateral shall be maintained in blocked deposit accounts at BofA.

          "Closing Date" means the date on which all conditions precedent set forth in Section 5.01 are satisfied or waived by all Banks (or, in the case of subsection 5.01(e), waived by the Person entitled to receive such payment).

          "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.




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

          "Commitment", as to each Bank, has the meaning specified in Section 2.01.

          "Commitment Fee Percentage" means (A) for the period from the Closing Date through September 29, 1996, 0.2250%, and (B) from September 30, 1996, the percentage specified below opposite the Leverage
     Ratio (which ratio shall be calculated for the relevant four fiscal quarter period) calculated for the periods described below.

Leverage Ratio
at End of Fiscal Quarter                Commitment Fee

Less than 1.35 to 1.00                            0.10000%

Less than 1.85 to 1.00 but greater than
or equal to 1.35 to 1.00                          0.12500%

Less than 2.35 to 1.00 but greater than
or equal to 1.85 to 1.00                          0.15000%

Less than 2.85 to 1.00 but greater than
or equal to 2.35 to 1.00                          0.18750%

Less than 3.35 to 1.00 but greater than
or equal to 2.85 to 1.00                          0.22500%

Greater than or equal to 3.35 to 1.00             0.25000%

          The Commitment Fee Percentage for each fiscal
     quarter commencing on and after September 30, 1996,
     will be determined by the Agent from time to time for
     each Current Quarter in accordance with the table set
     forth above based on the Compliance Certificate
     delivered by the Company for the Preceding Quarter
     under subsection 7.02(b).   Such determination will
     be based on the calculation of the Leverage Ratio set forth in the Compliance Certificate for the Preceding
     Quarter and shall apply from and including the first day of the Current Quarter until and including the last day of the Current Quarter. Prior to the date in the Current Quarter on which the Agent receives the Compliance Certificate for the Preceding Quarter which is required to be delivered during the Current
     Quarter, the Commitment Fee Percentage shall be the


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     same as was applicable in the Preceding Quarter,
     subject to any necessary adjustment pursuant to this paragraph upon receipt of such subsequent Compliance
     Certificate, effective as of the beginning of the Current Quarter; provided, that the Commitment Fee
     Percentage for any day after the fifty-fifth day of any calendar quarter in which the Company shall not deliver a Compliance Certificate shall equal the next higher Commitment Fee Percentage as set forth in the table above immediately below the previously effective Commitment Fee Percentage; thus if the Commitment Fee Percentage had previously been 0.15000%, a failure to deliver the Compliance
     Certificate by the fifty-fifth day of the Current
     Quarter would cause the Commitment Fee Percentage to be 0.18750% for the duration of that quarter. If the subsequent Compliance Certificate shall indicate that the Commitment Fee Percentage should have been increased for the Current Quarter pursuant to this paragraph, then the Company shall pay on the date of delivery of such Compliance Certificate, to the Agent for the account of the Banks, an amount equal to the positive difference, if any, between (i) the aggregate amount of commitment fees which would theretofore have been payable during such Current
     Quarter had such increase been made on the first day of such Current Quarter and (ii) the amount of commitment fees which the Company actually paid during such Current Quarter. If such Compliance
     Certificate shall indicate that the Company paid more commitment fees than would have been required if any reduction therein required by this paragraph had commenced on the first day of such Current Quarter, any such excess payment shall be credited to future payments of commitment fees and other amounts payable by the Company hereunder. Any such credit to future payments of commitment fees shall in each case be made first to the next occurring payment of commitment fees due hereunder.

          "Committed Borrowing" means a Borrowing
     hereunder consisting of Committed Loans made on the same day by the Banks ratably according to their respective Pro Rata Shares and, in the case of Offshore Rate Committed Loans, having the same Interest Periods.



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

          "Committed Loan" means a Revolving Loan or
     Term Loan by a Bank to a Borrower under
     Section 2.01, and may be an Offshore Rate
     Committed Loan or a Base Rate Committed Loan
     (each, a "Type" of Committed Loan).

          "Committed Loan Note" has the meaning specified in Section 2.02.

          "Company Guaranty" means a guaranty
     substantially in the form of Exhibit L.

          "Competitive Bid" means an offer by a Bank to make a Bid Loan in accordance with subsection
     2.07(b).

          "Competitive Bid Request" has the meaning specified in subsection 2.07(a).

          "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

          "Computation Date" has the meaning specified in subsection 2.05(a).

          "Consolidated Funded Indebtedness" means, as of the date of determination, all Indebtedness of the Company and its Included Subsidiaries representing all Indebtedness of the type described in clauses
     (a), (c), (d) and (f) of the definition of Indebtedness, and any Guaranty Obligation of the Company or its Included Subsidiaries with respect to such Indebtedness of another Person.

          "Consolidated Interest Expense" means, for any period, gross consolidated interest expense for the period (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Company and its Included Subsidiaries.

          "Consolidated Net Income" means for any period
     the gross revenues from operations of the Company and
     its Included Subsidiaries less all their operating
     and non-operating expenses (including taxes on
     income), but excluding all amounts with respect to
     the operations of any Included Subsidiary for any
     period prior to the time it shall have become an
     Included Subsidiary.
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          "Consolidated Net Worth" means, as of the date
     of determination, the consolidated shareholders' equity of the Company and its Included Subsidiaries;
     provided, however, that any reduction in shareholders' equity directly resulting from a change in GAAP shall be disregarded in determining
     Consolidated Net Worth for the purposes of this Agreement, but only if and to the extent such change is (a) (i) a mandatory change required as a result of a definitive pronouncement by the Financial
     Accounting Standards Board and (ii) concurred with by the Company's Independent Auditors; and (b) has no cash or other working capital effect on the consolidated balance sheet of the Company.

          "Consolidated Total Assets" means, as of the date of determination, the consolidated total assets of the Company and its Included Subsidiaries.

          "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
     (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the
     "primary obligations") of another Person (the
     "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor,
     (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each with respect to the items in this clause (a), a "Guaranty
     Obligation"); (b) with respect to any Surety
     Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract.
     The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty
     Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap
     Termination Value.

          "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

          "Conversion/Continuation Date" means any date on which, under Section 2.04, a Borrower (a) converts
     Committed Loans of one Type to another Type, or (b) continues as Committed Loans of the same Type, but with a new Interest Period, Committed Loans having
     Interest Periods expiring on such date.

          "Credit Extension" means and includes (a) the making of any Committed Loans or Bid Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.

          "Current Quarter" has the meaning specified in the definition of Applicable Margin.






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

          "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

          "Dollar Equivalent" means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars as determined by the Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Offshore Currency on the most recent Computation Date provided for in subsection
     2.05(a).

          "Dollars", "dollars" and "$" each mean lawful money of the United States.

          "EBITDA" means, for any period, for the Company and its Included Subsidiaries on a consolidated basis, the sum of (a) the net income (or net loss) for such period plus (b) all amounts treated as expenses for depreciation, interest and the amortization of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such net income (or loss); provided, however, that
     (i) net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains; and (ii) all amounts with respect to the foregoing items with respect to any Subsidiary acquired during the 12-month period ending on the Closing Date and listed on Schedule
     1.01 shall be included in the calculation of EBITDA for any relevant period prior to the time it shall have become a Subsidiary.

          "Effective Amount" means (i) with respect to any Committed Loans and Bid Loans on any date, the aggregate outstanding Dollar Equivalent principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Committed Loans and Bid Loans occurring on such date; and (ii) with respect to any outstanding L/C Obligations on any date, the Dollar Equivalent amount of such L/C
     Obligations on such date after giving effect to any



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

     Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

          "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic
     Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least
     $100,000,000, provided that such bank is acting through a branch or agency located in the United
     States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary; provided that such Person is acting through a branch or agency located in the United States. No proposed assignee shall be an Eligible Assignee if the effect of the assignment to the proposed assignee would be to impose increased costs on a Borrower pursuant to Section 4.01.

          "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other
     Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

          "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

          "ERISA" means the Employee Retirement Income
     Security Act of 1974, and regulations promulgated thereunder.

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

          "ERISA Affiliate" means any trade or business
     (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to
     Section 412 of the Code).

          "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA
     Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under
     Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension
     Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan;
     or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

          "Event of Default" means any of the events or circumstances specified in Section 9.01.

          "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

          "Excluded Subsidiary" means Newflo, subject to
     Section 11.12 hereof.

          "Existing Lines of Business" means those lines of business carried on by the Company and its Subsidiaries on the date hereof.






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

          "FDIC" means the Federal Deposit Insurance
     Corporation, and any Governmental Authority succeeding to any of its principal functions.

          "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption
     "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

          "Fee Letter" has the meaning specified in subsection 2.13(a).

          "Fixed Charge Coverage Ratio" means for any period the ratio of (i) (A) EBITDA minus (B) all accrued taxes on or measured by income to the extent included in the determination of net income (or loss) included in the calculation of EBITDA for such period, in each case calculated on a four quarter rolling basis for the applicable fiscal quarter and the three immediately preceding fiscal quarters, to
     (ii) (A) Consolidated Interest Expense, calculated on a four quarter rolling basis for the applicable fiscal quarter and the three immediately preceding fiscal quarters plus (B) the current portion of long-term debt, determined on a consolidated basis for the Company and its Included Subsidiaries; provided, that for the calculation of the Fixed Charge Coverage
     Ratio (1) for the quarter ending September 29, 1996, the items in subclause (ii)(A) of this definition shall be calculated by multiplying times four such amounts for the quarter ending September 29, 1996;
     (2) for the quarter ending December 29, 1996, such items shall be calculated by multiplying times two such amounts for the two quarter period ending
     December 29, 1996; and (3) for the quarter ending




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

     March 30, 1997, such items shall be calculated by multiplying times 4/3 such amounts for the three quarter period ending March 30, 1997.

          "FRB" means the Board of Governors of the Federal Reserve System, and any Governmental
     Authority succeeding to any of its principal functions.

          "FX Trading Office" means the Foreign Exchange
     Trading Center #5193, San Francisco, California, of
     BofA, or such other of BofA's offices as BofA may designate from time to time.

          "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges
     (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.01.

          "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting
     Principles Board and the American Institute of
     Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards
     Board (or agencies with similar functions of comparable stature and authority within the U.S.
     accounting profession), which are applicable to the circumstances as of the date of application.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

          "Honor Date" has the meaning specified in subsection 3.03(b).


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

          "Included Subsidiary" means each Subsidiary other than the Excluded Subsidiary, provided that the term "Included Subsidiary" shall mean all Subsidiaries from and after such time that the Excluded Subsidiary has been designated an Included
     Subsidiary (which designation shall be irrevocable) pursuant to the provisions and in accordance with the terms of Section 11.12.

          "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money;
     (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services
     (other than trade payables and accrued liabilities incurred in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety
     Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;
     (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

     For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership, joint venture or limited liability company in which such Person is a general partner, a joint venturer or a member.




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

          "Indemnified Liabilities" has the meaning specified in Section 11.05.

          "Indemnified Person" has the meaning specified in Section 11.05.

          "Independent Auditor" has the meaning specified in subsection 7.01(a).

          "Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other
     Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

          "Interest Payment Date" means, as to any Loan other than a Base Rate Committed Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Committed Loan, the last Business
     Day of each calendar quarter and each date such Committed Loan is converted into another Type of Committed Loan, provided, however, that (a) if any Interest Period for an Offshore Rate Committed Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date, and (b) as to any Bid
     Loan, such intervening dates prior to the maturity thereof as may be specified by a Borrower and agreed to by the applicable Bank in the applicable
     Competitive Bid shall also be Interest Payment Dates.

          "Interest Period" means, (a) as to any Offshore
     Rate Committed Loan, the period commencing on the Borrowing Date of such Loan, or on the Conversion/Continuation Date on which such Loan is converted into or continued as an Offshore Rate
     Committed Loan, and ending on the date one, two, three or six months thereafter as selected by a

     Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; (b) as to any LIBOR Bid Loan, the period commencing on the date such Loan is disbursed and ending on the date one, two, three, six or twelve months thereafter as selected by a Borrower in its Competitive Bid
     Request; and (c) as to any Absolute Rate Bid Loan, a period of not less than 14 days and not more than 365 days as selected by a Borrower in the applicable
     Competitive Bid Request;

     provided that:

                    (i)  if any Interest Period would
          otherwise end on a day that is not a Business
          Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding
          Business Day;

                    (ii)  any Interest Period pertaining
          to an Offshore Rate Loan that begins on the last
          Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business
          Day of the calendar month at the end of such Interest Period;

                    (iii)  no Interest Period for any Term
          Loan shall extend beyond the Term Maturity Date and no Interest Period for any Revolving Loan shall extend beyond the date set forth in clause
          (a) of the definition of Revolving Termination
          Date; and

                    (iv)  no Interest Period applicable to
          a Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loans unless the aggregate principal amount of Term
          Loans represented by Offshore Rate Loans having





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

               Interest Periods that will expire on or
          before such date and by Base Rate Committed
          Loans equals or exceeds the amount of such principal payment.

          "Invitation for Competitive Bids" means a solicitation for Competitive Bids, substantially in the form of Exhibit F.

          "Issuance Date" has the meaning specified in subsection 3.01(a).

          "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew, amend, or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

          "Issuing Bank" means BofA in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.01(b) or Section 10.09.

          "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

          "Joint Venture" means a single-purpose
     corporation, partnership, limited liability company, joint venture or other similar legal arrangement
     (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another
     Person in order to conduct a common venture or enterprise with such Person.

          "L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata
     Share.

          "L/C Amendment Application" means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.





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

          "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

          "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving
     Loans under subsection 3.03(b).

          "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article
     III, in an aggregate Dollar Equivalent amount not to exceed on any date the amount of $20,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.08; provided that the L/C Commitment is a part of the combined
     Commitments, rather than a separate, independent commitment.

          "L/C Obligations" means at any time the sum of
     (a) the aggregate undrawn Dollar Equivalent amount of all Letters of Credit then outstanding, plus (b) the Dollar Equivalent amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

          "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment
     Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

          "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or
     "Offshore Lending Office", as the case may be, on
     Schedule 11.02, or such other office or offices as such Bank may from time to time notify the Company and the Agent.

          "Letters of Credit" means any letters of credit
     (whether standby letters of credit or commercial documentary letters of credit) Issued by the Issuing
     Bank pursuant to Article III.

          "Leverage Ratio" means for any period the ratio of Consolidated Funded Indebtedness to EBITDA.

          "LIBO Rate" means, for any Interest Period with
     respect to a LIBOR Bid Loan or Offshore Rate
     Committed Loan, the rate of interest per annum
     determined by the Agent as the rate for deposits in
     the Applicable Currency in the approximate amount of
     the requested Loan for a period equal to the
     applicable Interest Period which appears on the
     display designated at page 3750 on the Telerate
     System, or such other display on the Telerate System
     as may replace such page displaying the London
     Interbank offered rates, as of 11:00 a.m., London
     time, on the day that is two Business Days prior to
     the commencement of such Interest Period.  If the
     Agent is unable to obtain any quotation as provided
     above, the LIBO Rate shall be the rate of interest
     per annum determined by the Agent to be the
     arithmetic mean (rounded upward to the nearest 1/16th
     of 1%) of the rates of interest per annum notified to
     the Agent by BofA as the rate of interest at which
     deposits in the Applicable Currency in the
     approximate amount of, in the case of LIBOR Bid
     Loans, the LIBOR Bid Loans to be borrowed in such Bid
     Loan Borrowing, and, in the case of Offshore Rate
     Committed Loans, the Offshore Rate Committed Loan to
     be made by BofA, and having a maturity comparable to
     such Interest Period, would be offered to major banks
     in the London interbank market at their request at
     approximately 11:00 a.m. (London time) two Business
     Days prior to the commencement of such Interest
     Period.    In the case of Offshore Currency Loans
     denominated in English pounds sterling, the cost to the Banks of complying with mandatory liquid asset and special deposit requirements, if any, of the Bank of England will be added to the LIBO Rate and computed in the manner set forth in Schedule 1.01(a).

          "LIBOR Auction" means a solicitation of
     Competitive Bids setting forth a LIBOR Bid
     Margin pursuant to Section 2.07.



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

          "LIBOR Bid Loan" means any Bid Loan that bears interest at a rate based upon the LIBO
     Rate.

          "LIBOR Bid Margin" has the meaning
     specified in subsection 2.07(c)(ii)(C).

          "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien
     (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease.

          "Loan" means an extension of credit by a Bank to a Borrower under Article II, and may be a Committed
     Loan or a Bid Loan.

          "Loan Documents" means this Agreement, any Notes, the Company Guaranty, the Subsidiary
     Guaranty(ies), the L/C Related Documents, the Fee
     Letter and all other documents delivered to the Agent or any Bank in connection herewith.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

          "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition
     (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower or any Material Subsidiary party to a Subsidiary Guaranty to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Material
     Subsidiary party to a Subsidiary Guaranty of any Loan
     Document. For purposes of this definition, a liability shall be considered to be material if it involves a cost to or expenditure by a Borrower or any Material Subsidiary of $15,000,000 or more, net of amounts recoverable from insurers where coverage is not contested or pursuant to uncontested rights of subrogation, contribution or indemnity.

          "Material Subsidiary" means any Subsidiary whose total assets constitute 10% or more of Consolidated
     Total Assets, in each case based upon the Company's most recent annual or quarterly financial statements delivered to the Agent under Section 7.01.

          "Minimum Tranche" means, in respect of Committed
     Loans comprising part of the same Borrowing, or to be converted or continued under Section 2.04, (a) in the case of Base Rate Committed Loans, $5,000,000 or any multiple of $1,000,000 in excess thereof, and (b) in the case of Offshore Rate Committed Loans, the Dollar
     Equivalent amount of $10,000,000 or any multiple of 1,000,000 units of the Applicable Currency in excess thereof.

          "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Net Issuance Proceeds" means, in respect of any issuance of common or preferred equity, cash proceeds received in connection therewith, net of ordinary and necessary out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Company.

          "Newflo" means Newflo Corporation, a Delaware corporation, and its Subsidiaries.

          "Notes" means the Committed Loan Notes and the Bid Loan Notes.

          "Notice of Borrowing" means a notice in
     substantially the form of Exhibit A.

          "Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

          "Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document, owing by the Borrowers to any Bank, the Agent, or any Indemnified
     Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

          "Offshore Currency" means at any time English pounds sterling, French francs, Deutsche Marks and any Agreed Alternative Currency.

          "Offshore Currency Loan" means any Revolving
     Loan that is an Offshore Rate Loan denominated in an Offshore Currency.

          "Offshore Currency Loan Sublimit" means, as to all Offshore Currencies in the aggregate, $75,000,000.

          "Offshore Rate Committed Loan" means any
     Committed Loan that bears interest based on the LIBO
     Rate.

          "Offshore Rate Loan" means a Loan that bears interest based on the LIBO Rate, and may be an Offshore Currency Loan or a Loan denominated in Dollars.

          "Organization Documents" means, for any
     corporation, the certificate or articles of incorporation (or equivalent), the bylaws (or equivalent), any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any equivalent governing body), or any committee thereof, of such corporation.

          "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or
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

     property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

          "Overnight Rate" means, for any day, the rate of interest per annum at which overnight deposits in the Applicable Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by BofA's London Branch to major banks in the London or other applicable offshore interbank market.

          "Participant" has the meaning specified in subsection 11.08(d).

          "PBGC" means the Pension Benefit Guaranty
     Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

          "Permitted Liens" has the meaning specified in
     Section 8.01.

          "Permitted Swap Obligations" means all
     obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap
     Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and
     (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the


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

     non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 9.01(a)).

          "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

          "Preceding Quarter" has the meaning specified in the definition of Applicable Margin.

          "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

          "Replacement Bank" has the meaning specified in
     Section 4.08.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

          "Required Banks" means (a) at any time prior to the Revolving Termination Date, or after the Revolving Termination Date if no Loans are then outstanding, Banks then holding at least 66-2/3% of the Commitments, and (b) otherwise, Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a


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

     Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Responsible Officer" means the chief executive officer or the president of the Company (or any other officer having substantially the same authority and responsibility) or the vice president and chief financial officer of the Company (or any other officer having substantially the same authority and responsibility); and, with respect certification of financial statements or compliance with financial covenants, the treasurer of the Company (or any other officer having substantially the same authority and responsibility).

          "Revolving Loan" has the meaning specified in subsection 2.01(b).

          "Revolving Termination Date" means the earlier to occur of:

                    (a)  July 31, 2001; and

                    (b)  the date on which the Commitments
          terminate in accordance with the provisions of this Agreement.

          "Same Day Funds" means (i) with respect to disbursements and payments in Dollars, immediately available funds, and (ii) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

          "SEC" means the Securities and Exchange
     Commission, or any Governmental Authority succeeding to any of its principal functions.

          "Spot Rate" for a currency means the rate quoted by BofA as the spot rate for the purchase by BofA of such currency with another currency through its FX
     Trading Office at approximately 8:00 a.m. (San
     Francisco time) on the date two Banking Days prior to the date as of which the foreign exchange computation is made.


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

          "Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
     Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

          "Subsidiary Borrowers" means AETC Limited, a corporation existing under the laws of the United
     Kingdom, and any Person becoming a Subsidiary
     Borrower under Section 2.19.

          "Subsidiary Guaranty" means a guaranty
     substantially in the form of Exhibit K.

          "Surety Instruments" means all letters of credit
     (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

          "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction
     (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination



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

     value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

          "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income (or taxes imposed in lieu of such net income taxes) by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.

          "Term Commitment" means $150,000,000, as the same may be reduced from time to time by repayments or prepayments of Term Loans.

          "Term Loan" has the meaning specified in subsection 2.01(a).

          "Type" has the meaning specified in the
     definition of "Committed Loan."

          "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section
     4001(a)(16) of ERISA over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

          "United States" and "U.S." each means the United
     States of America.

          "Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made,



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

     is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned
     Subsidiaries, or both.

     1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

               (ii)  The term "including" is not limiting
     and means "including without limitation."

               (iii)  The term "to the best knowledge of
     the Borrower", or any other term of similar import, means to the actual knowledge of any executive officer of the Borrower or any employee of the Borrower with management responsibility for the subject matter as to which the Borrower's knowledge is relevant.

               (iv)  In the computation of periods of time
     from a specified date to a later specified date, the word "from" means "from and including"; the words
     "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (d)  Unless otherwise expressly provided herein,
(i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan
Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.




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

          (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

          (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase
"in its/their sole discretion."

          (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrowers and the other parties, and are the products of all parties.
Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.

     1.03 Accounting Principles. (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied
(including changes required by the application thereof).

          (b)  References herein to "fiscal year" and
"fiscal quarter" refer to such fiscal periods of the Company.

     1.04 Currency Equivalents Generally. For all purposes of this Agreement (but not (i) as otherwise expressly provided in Section 11.19 and (ii) for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore
Currency or other currency, shall be determined at the Spot Rate.








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

                           ARTICLE II

                          THE CREDITS

     2.01  Amounts and Terms of Commitments. (a)  The Term
Credit. Each Bank severally agrees, on the terms and conditions set forth herein, to make a single loan to the Company (each such loan, a "Term Loan") on the Closing
Date in a principal amount not to exceed such Bank's Pro
Rata Share of the Term Commitment.  Amounts borrowed as
Term Loans which are repaid or prepaid by the Company may not be reborrowed. Term Loans shall be denominated in Dollars and shall not be available in, or convertible into, Offshore Currencies.

           (b) The Revolving Credit. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Borrowers (each such loan, a "Revolving
Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination
Date, in an aggregate principal Dollar Equivalent amount not to exceed at any time outstanding, together with the principal amount of Term Loans outstanding in favor of such Bank at such time, the amount set forth on Schedule
2.01 under the heading "Commitment" (such amount, together with such Bank's Pro Rata Share of the Term Commitment, as the same may be reduced under Section 2.08 or as a result of one or more assignments under Section 11.08, the Bank's
"Commitment"); provided, however, that, after giving effect to any Committed Borrowing of Revolving Loans, the Effective Amount of all outstanding Revolving Loans, Term
Loans, Bid Loans and L/C Obligations shall not at any time exceed the combined Commitments; and provided further that, (i) after giving effect to any Borrowing of Offshore
Currency Loans, the aggregate principal Dollar Equivalent amount of all Offshore Currency Loans shall not exceed the Offshore Currency Loan Sublimit, and (ii) the Effective
Amount of the Revolving Loans and Term Loans of any Bank plus the participation of such Bank in the Effective
Amount of all L/C Obligations shall not exceed such Bank's
Commitment. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this subsection 2.01(b), prepay under Section 2.09 and reborrow under this subsection
2.01(b).

     2.02  Loan Accounts; Notes; Designation of Company.
(a)  The Loans made by each Bank and the Letters of Credit


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

issued by the Issuing Bank shall be evidenced by one or more loan accounts or records maintained by such Bank or Issuing Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, the Issuing Bank and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Borrowers, and the Letters of Credit
Issued for the account of the Borrowers, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

          (b) Upon the request of any Bank made through the Agent, the Committed Loans made by such Bank may be evidenced by one or more notes in the form of Exhibit I
("Committed Loan Notes") and the Bid Loans made by such Bank may be evidenced by one or more notes in the form of Exhibit J ("Bid Loan Notes"), instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount and Applicable Currency of each payment of principal made by the applicable Borrower with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrowers hereunder, under any such Note, or under any other Loan
Document, to such Bank.

     (c) Each Subsidiary Borrower hereby irrevocably appoints the Company as its agent and attorney-in-fact, authorized to execute and deliver on its behalf any and all statements, certificates, documents and agreements as may be required or contemplated hereunder, including
Notices of Borrowing and Notices of
Conversion/Continuation and requests for offers to make
Bid Loans, and to receive any and all notices and other communications from the Agent and the Banks hereunder and to perform on such Subsidiary Borrower's behalf any and all other acts, deeds and requirements of this Agreement.

     2.03  Procedure for Committed Borrowing.  (a)  Each
Committed Borrowing shall be made upon the Borrower's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be
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
received by the Agent prior to 9:00 a.m. (San Francisco time) at least (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate
Committed Loans denominated in Dollars; (ii) one Business
Day prior to the requested Borrowing Date, in the case of Base Rate Committed Loans; and (iii) four Business Days prior to the requested Borrowing Date, in the case of Offshore Currency Loans, specifying:

                    (A)  the applicable Borrower;

                         (B)  the amount of the Committed
          Borrowing, which shall be in an aggregate amount not less than the Minimum Tranche;

                         (C)  the requested Borrowing
          Date, which shall be a Business Day;

                         (D)  the Type of Loans comprising
          the Committed Borrowing;

                         (E)  if applicable, the duration
          of the Interest Period applicable to such Committed Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Committed Borrowing comprised of Offshore Rate
          Committed Loans, such Interest Period shall be three months; and

                         (F)  in the case of a Borrowing
          comprised of Offshore Currency Loans, the Applicable Currency;


provided, however, that with respect to the Borrowing to be made on the Closing Date, the Notice of Borrowing shall be delivered to the Agent not later than 8:00 a.m. (San
Francisco time) on the Closing Date and, unless consented to by the Agent, such Borrowing will consist of Base Rate
Committed Loans only; and further provided that if so requested by the Agent, all Borrowings during the first 60 days following the Closing Date shall have the same
Interest Period and shall be Offshore Rate Committed Loans for Interest Periods no longer than one month.

          (b)  The Dollar Equivalent amount of any
Committed Borrowing in an Offshore Currency will be determined by the Agent for such Committed Borrowing on



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

the Computation Date therefor in accordance with subsection 2.05(a). Upon receipt of the Notice of Borrowing, the Agent will promptly notify each Bank thereof and of the amount of such Bank's Pro Rata Share of the Committed Borrowing denominated in the Applicable
Currency.
          (c)  Each Bank will make the amount of its Pro
Rata Share of each Committed Borrowing available to the Agent for the account of the applicable Borrower at the Agent's Payment Office on the Borrowing Date requested by the Borrower in Same Day Funds and in the requested currency (i) in the case of a Borrowing comprised of Committed Loans in Dollars, by 11:00 a.m. (San Francisco time), and (ii) in the case of a Committed Borrowing comprised of Offshore Currency Loans, by such time as the Agent may specify. The proceeds of all such Committed
Loans will then be made available to the applicable
Borrower by the Agent at such office by crediting the account of the Borrower on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks or by wire transfer in accordance with written instructions provided to the Agent by the Borrower, in each case in like funds as received by the Agent.

          (d)  After giving effect to any Committed
Borrowing, unless the Agent shall otherwise consent, there may not be more than 10 different Interest Periods in effect in respect of all Committed Loans and Bid Loans together then outstanding.

     2.04  Conversion and Continuation Elections for
Committed Borrowings. (a) The Borrower may, upon irrevocable written notice to the Agent in accordance with subsection 2.04(b):

               (i)  elect, as of any Business Day, in the
     case of Base Rate Committed Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Committed Loans denominated in Dollars, to convert any such Committed Loans (or any part thereof in an amount not less than the Minimum
     Tranche) into Committed Loans of any other Type; or

               (ii)  elect, as of the last day of the
     applicable Interest Period, to continue any Committed
     Loans having Interest Periods expiring on such day
     (or any part thereof in an amount not less than the Minimum Tranche);

provided, that if at any time the aggregate amount of Offshore Rate Committed Loans denominated in Dollars in respect of any Committed Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $10,000,000, such Offshore Rate Committed Loans denominated in Dollars shall automatically convert into Base Rate Committed Loans, and on and after such date the right of the Borrower to continue such Committed Loans as, and convert such Committed Loans into, Offshore Rate
Committed Loans shall terminate.

          (b)  The Borrower shall deliver a Notice of
Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Committed Loans are to be converted into or continued as Offshore Rate
Committed Loans denominated in Dollars; (ii) one Business
Day in advance of the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Committed Loans;
and (iii) four Business Days in advance of the continuation date, if the Loans are to be continued as Offshore Currency Loans, specifying:

                    (A)  the applicable Borrower;

                         (B)  the proposed
          Conversion/Continuation Date;

                         (C)  the aggregate amount of
          Committed Loans to be converted or continued, whether they are Term Loans or Revolving Loans, and the Applicable Currency or Currencies;

                         (D)  the Type of Committed Loans
          resulting from the proposed conversion or continuation; and

                         (E)  other than in the case of
          conversions into Base Rate Committed Loans, the duration of the requested Interest Period.

          (c)  If upon the expiration of any Interest
Period applicable to Offshore Rate Committed Loans in
Dollars the Borrower has failed to select timely a new
Interest Period to be applicable to such Offshore Rate
Committed Loans, or if any Default or Event of Default



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

then exists, the Borrower shall be deemed to have elected to convert such Offshore Rate Committed Loans into Base
Rate Committed Loans effective as of the expiration date of such Interest Period. If the Borrower has failed to select a new Interest Period to be applicable to Offshore
Currency Loans prior to the fourth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in subsection 2.04(b), or if any Default or Event of Default shall then exist, subject to the provisions of subsection 2.05(b), the Borrower shall be deemed to have elected to continue such Offshore Currency Loans on the basis of a one month
Interest Period.

          (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Borrower, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Committed Loans with respect to which the notice was given held by each Bank.

          (e)  Unless the Required Banks otherwise
consent, during the existence of a Default or Event of Default the Borrower may not elect to have a Committed
Loan in Dollars converted into or continued as an Offshore
Rate Committed Loan in Dollars, or an Offshore Currency
Loan continued on the basis of an Interest Period exceeding one month, subject to subsection 2.05(b).

          (f) After giving effect to any conversion or continuation of Committed Loans, unless the Agent shall otherwise consent, there may not be more than 10 different
Interest Periods in effect in respect of all Committed
Loans and Bid Loans together then outstanding.

     2.05  Utilization of Revolving Commitments in
Offshore Currencies. (a)  The Agent will determine the
Dollar Equivalent amount with respect to any (i) Borrowing of Revolving Loans comprised of Offshore Currency Loans as of the requested Borrowing Date, (ii) outstanding Offshore
Currency Loans as of the last Banking Day of each month, and (iii) outstanding Offshore Currency Loans as of any redenomination date pursuant to this Section 2.05 or
Section 4.05 (each such date under clauses (i) through (iii) a "Computation Date").

          (b)  Notwithstanding anything herein to the
contrary, during the existence of a Default or an Event of Default, upon the request of the Required Banks, all or any part of any outstanding Offshore Currency Loans shall be redenominated and converted into Revolving Loans in Dollars bearing interest based on the Base Rate with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans. The Agent will promptly notify the Borrower of any such redenomination and conversion request.

          (c)  Notwithstanding anything herein to the
contrary, if there shall occur on or prior to the proposed
Borrowing Date or Conversion/Continuation Date of any
Offshore Currency Loan any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Banks make it impracticable for the Offshore Rate
Loans included in such requested Borrowing to be denominated in the Offshore Currency requested by a Borrower, then the Agent shall promptly notify the Borrower and the Banks, and such Committed Loans shall not be denominated in the requested Offshore Currency or continued in the Offshore Currency of such Loan, but shall
(i) in the case of a proposed Borrowing, be made on the requested Borrowing Date as Base Rate Committed Loans in
Dollars, unless the Borrower notifies the Agent (which shall promptly notify the Banks) on or before 9:00 a.m.
(San Francisco time) one Business Day prior to the requested Borrowing Date that it elects not to borrow on such date, or (ii) in the case of a continuation, be redenominated and converted into Revolving Loans in Dollars bearing interest based on the Base Rate with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.

          (d) The Borrower shall be entitled to request that Revolving Loans hereunder also be permitted to be made in any other lawful currency constituting an offshore currency (other than Dollars), in addition to the offshore currencies specified in the definition of "Offshore
Currency" herein, that in the opinion of the Banks is at such time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars (an "Agreed Alternative




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

Currency"). The Borrower shall deliver to the Agent any request for designation of an Agreed Alternate Currency in accordance with Section 11.02, to be received by the Agent not later than 10:00 a.m. (San Francisco time) at least ten Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternate
Currency. Upon receipt of any such request the Agent will promptly notify the Banks thereof, and each Bank will use its best efforts to respond to such request within two
Business Days of receipt thereof. Each Bank may grant or accept such request in its sole discretion. The Agent will promptly notify the Borrower of the acceptance or rejection of any such request by the Banks. Any such currency shall only be an Agreed Alternative Currency hereunder if accepted by all of the Banks.

     2.06  Bid Borrowings.  In addition to Committed
Borrowings pursuant to Section 2.03, each Bank severally agrees that the Borrowers may, as set forth in
Section 2.07, from time to time request the Banks prior to the Revolving Termination Date to submit offers to make
Bid Loans to the Borrowers; provided, however, that the Banks may, but shall have no obligation to, submit such offers and a Borrower may, but shall have no obligation to, accept any such offers; provided, further, that all Bid Loans shall be denominated in Dollars; and provided, further, that at no time shall (a) the Effective Amount of all outstanding Bid Loans made by all Banks, plus the Effective Amount of all outstanding Term Loans and Revolving Loans made by all Banks, plus the Effective
Amount of all outstanding L/C Obligations, exceed the combined Commitments; or (b) unless the Agent shall otherwise consent, the number of Interest Periods for Bid
Loans then outstanding plus the number of Interest Periods for Committed Loans then outstanding exceed 10.

     2.07  Procedure for Bid Borrowings.  (a)  When a
Borrower wishes to request the Banks to submit offers to make Bid Loans hereunder, it shall transmit to the Agent by telephone call followed promptly by facsimile transmission a notice in substantially the form of Exhibit
G (a "Competitive Bid Request") so as to be received no later than 7:00 a.m. (San Francisco time) at least
(x) four Business Days prior to the date of a proposed Bid
Borrowing in the case of a LIBOR Auction, or (y) two
Business Days prior to the date of a proposed Bid
Borrowing in the case of an Absolute Rate Auction, specifying:


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

               (i)  the applicable Borrower;

               (ii)  the date of such Bid Borrowing,
     which shall be a Business Day;

               (iii)  the aggregate amount of such
     Bid Borrowing, which shall be a minimum amount of $10,000,000 or in multiples of $1,000,000 in excess thereof;

               (iv)  whether the Competitive Bids
     requested are to be for LIBOR Bid Loans or Absolute Rate Bid Loans or both; and

               (v)  the duration of the Interest
     Period applicable thereto, subject to the provisions of the definition of "Interest
     Period" herein.

Subject to subsection 2.07(c), the Borrowers may not request Competitive Bids for more than three Interest
Periods in a single Competitive Bid Request and may not request Competitive Bids more than once in any period of five consecutive Business Days.

          (b) Upon receipt of a Competitive Bid Request, the Agent will promptly send to the Banks by facsimile transmission an Invitation for Competitive Bids, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bids offering to make the Bid
Loans to which such Competitive Bid Request relates in accordance with this Section 2.07.

          (c)  (i)  Each Bank may at its discretion
     submit a Competitive Bid containing an offer or offers to make Bid Loans in response to any Invitation for Competitive Bids. Each
     Competitive Bid must comply with the
     requirements of this subsection 2.07(c) and must be submitted to the Agent by facsimile transmis sion at the Agent's office for notices set forth on the signature pages hereto not later than
     (1) 6:30 a.m. (San Francisco time) three
     Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (2)
     6:30 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute
     Rate Auction; provided that Competitive Bids


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

     submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Company of the terms of the offer or offers contained therein not later than (A) 6:15 a.m. (San
     Francisco time) three Business Days prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (B) 6:15 a.m. (San Francisco time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction.

               (ii)  Each Competitive Bid shall be in
     substantially the form of Exhibit H, specifying therein:

                    (A)  the applicable Borrower;

                    (B)  the proposed date of
     Borrowing;

                         (C)  the principal amount of
          each Bid Loan for which such Competitive
          Bid is being made, which principal amount
          (x) may be equal to, greater than or less than the Commitment of the quoting Bank,
          (y) must be $10,000,000 or in multiples of $1,000,000 in excess thereof, and (z) may not exceed the principal amount of Bid
          Loans for which Competitive Bids were
          requested;

                         (D)  in case the Borrower
          elects a LIBOR Auction, the margin above or below the LIBO Rate (the "LIBOR Bid
          Margin") offered for each such Bid Loan, expressed in multiples of 1/1000th of one basis point to be added to or subtracted from the applicable LIBO Rate and the Interest Period applicable thereto;

                         (E)  in case the Borrower
          elects an Absolute Rate Auction, the rate of interest per annum expressed in multiples of 1/1000th of one basis point
          (the "Absolute Rate") offered for each such Bid Loan; and

                         (F)  the identity of the
          quoting Bank.

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

     A Competitive Bid may contain up to three separate offers by the quoting Bank with respect to each Interest Period specified in the related
     Invitation for Competitive Bids.

               (iii)  Any Competitive Bid shall be
     disregarded if it:

                         (A)  is not substantially in
          conformity with Exhibit H or does not
          specify all of the information required by subsection (c)(ii) of this Section;

                         (B)  contains qualifying,
          conditional or similar language;

                         (C)  proposes terms other
          than or in addition to those set forth in the applicable Invitation for Competitive
          Bids; or

                         (D)  arrives after the time
          set forth in subsection (c)(i).

          (d)  Promptly on receipt and not later than
7:00 a.m. (San Francisco time) three Business Days prior to the proposed date of Borrowing in the case of a LIBOR
Auction, or 7:00 a.m. (San Francisco time) on the proposed date of Borrowing in the case of an Absolute Rate Auction, the Agent will notify the Borrower of the terms (i) of any Competitive Bid submitted by a Bank that is in accordance with subsection 2.07(c), and (ii) of any Competitive Bid that amends, modifies or is otherwise inconsistent with a previous Competitive Bid submitted by such Bank with respect to the same Competitive Bid Request. Any such subsequent Competitive Bid shall be disregarded by the Agent unless such subsequent Competitive Bid is submitted solely to correct a manifest error in such former
Competitive Bid and only if received within the times set forth in subsection 2.07(c). The Agent's notice to the Borrower shall specify (1) the aggregate principal amount of Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid
Request; and (2) the respective principal amounts and LIBOR Bid Margins or Absolute Rates, as the case may be,





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

so offered. Subject only to the provisions of Sections 4.02, 4.05 and 5.02 hereof and the provisions of this subsection (d), any Competitive Bid shall be irrevocable except with the written consent of the Agent given on the written instructions of the Borrower.

          (e)  Not later than 7:30 a.m. (San Francisco
time) three Business Days prior to the proposed date of Borrowing in the case of a LIBOR Auction, or 7:30 a.m.
(San Francisco time) on the proposed date of Borrowing in the case of an Absolute Rate Auction, the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection
2.07(d). The Borrower shall be under no obligation to accept any offer and may choose to reject all offers. In the case of acceptance, such notice shall specify the aggregate principal amount of offers for each Interest
Period that is accepted. The Borrower may accept any Competitive Bid in whole or in part; provided that:

               (i)  the aggregate principal amount of
     each Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid
     Request;

               (ii)  the principal amount of each Bid
     Borrowing must be $10,000,000 or in any multiple of $1,000,000 in excess thereof;

               (iii)  acceptance of offers may only
     be made on the basis of ascending LIBOR Bid
     Margins or Absolute Rates within each Interest
     Period, as the case may be; and

               (iv)  the Borrower may not accept any
     offer that is described in subsection
     2.07(c)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          (f)  If offers are made by two or more Banks
with the same LIBOR Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in such multiples, not less than $1,000,000, as the Agent may deem appropriate) in proportion to the


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

aggregate principal amounts of such offers. Determination by the Agent of the amounts of Bid Loans shall be conclusive in the absence of manifest error.

          (g) (i) The Agent will promptly notify each Bank having submitted a Competitive Bid if its offer has been accepted and, if its offer has been accepted, of the amount of the Bid Loan or Bid Loans to be made by it on the date of the Bid Borrowing.

               (ii)  Each Bank which has received
     notice pursuant to subsection 2.07(g)(i) that its Competitive Bid has been accepted shall make the amounts of such Bid Loans available to the Agent for the account of the Borrower at the Agent's Payment Office by 11:00 a.m. (San
     Francisco time) on such date of Bid Borrowing, in funds immediately available to the Agent for the account of the Borrower at the Agent's
     Payment Office.  The proceeds of all such Bid
     Loans will then be made available to the Borrower by the Agent at such office by crediting the account of the Borrower on the books of BofA with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent.

               (iii)  Promptly following each Bid
     Borrowing, the Agent shall notify each Bank of the ranges of bids submitted and the highest and lowest Bids accepted for each Interest Period requested by the Borrower and the aggregate amount borrowed pursuant to such Bid Borrowing.

               (iv)  From time to time, the Borrowers
     and the Banks shall furnish such information to the Agent as the Agent may request relating to the making of Bid Loans, including the amounts, interest rates, dates of borrowings and maturities thereof, for purposes of the allocation of amounts received from the Borrowers for payment of all amounts owing hereunder.

          (h)  If, on or prior to the proposed date of
Borrowing, the Commitments have not been terminated and if on such proposed date of Borrowing all applicable conditions to funding referenced in Sections 4.02, 4.05 and 5.02 hereof are satisfied, the Banks whose offers the

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

Company has accepted will fund each Bid Loan so accepted.
Nothing in this Section 2.07 shall be construed as a right of first offer in favor of the Banks or to otherwise limit the ability of the Borrowers to request and accept credit facilities from any Person (including any of the Banks), provided that no Default or Event of Default would otherwise arise or exist as a result of the Borrowers executing, delivering or performing under such credit facilities.

    2.08  Voluntary Termination or Reduction of
Commitments.  The Company may, upon not less than five
Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $10,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Committed Loans made on the effective date thereof, (a) the Effective Amount of all Revolving Loans, Term Loans, Bid Loans and L/C
Obligations would exceed the amount of the combined
Commitments then in effect, or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C
Commitment. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. Subject to clause (b) of the first sentence of this Section, if and to the extent specified by the Company in the notice to the Agent, some or all of the reduction in the combined Commitments shall be applied to reduce the L/C Commitment. All accrued commitment fees and letter of credit fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

    2.09  Optional Prepayments.  (a) Subject to Section
4.04, the Borrowers may, at any time or from time to time, with prior irrevocable notice to the Agent in accordance with this Section, ratably prepay Committed Loans, in whole or in part, in minimum Dollar Equivalent amounts of $10,000,000 or any multiple of $1,000,000 in excess thereof. The applicable Borrower shall deliver a notice of prepayment in accordance with Section 11.02 to be received by the Agent not later than 9:00 a.m. (San
Francisco time) (i) at least four Business Days in advance of the prepayment date if the Loans to be prepaid are Offshore Currency Loans, (ii) at least three Business Days in advance of the prepayment date if the Loans to be prepaid are Offshore Rate Committed Loans in Dollars, and

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

(iii) at least one Business Day in advance of the prepayment date if the Loans to be prepaid are Base Rate
Committed Loans. Such notice of prepayment shall specify the date and amount of such prepayment and whether such prepayment is of Base Rate Committed Loans, Offshore Rate
Committed Loans, or any combination thereof, and the Applicable Currency. Such notice shall not thereafter be revocable by the Borrower and the Agent will promptly notify each Bank thereof and of such Bank's Pro Rata Share of such prepayment. If such notice is given by a Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.04. Optional prepayments of Term Loans shall be applied in inverse order of maturity.

         (b)    Bid Loans may not be voluntarily prepaid.

    2.10  Currency Exchange Fluctuations; Mandatory
Prepayment of Loans. (a) Subject to Section 4.04, if on any Computation Date the Agent shall have determined that the aggregate Dollar Equivalent principal amount of all Committed Loans then outstanding exceeds the combined
Commitments of the Banks by more than $500,000, due to a change in applicable rates of exchange between Dollars and Offshore Currencies, then the Agent shall give notice to the Company that a prepayment is required under this Section, and the Company agrees thereupon to make or cause the Subsidiary Borrowers to make prepayments of Committed
Loans such that, after giving effect to such prepayment the aggregate Dollar Equivalent amount of all Committed
Loans does not exceed the combined Commitments.

         (b)  If on any date the Effective Amount of L/C
Obligations exceeds the L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Letters of Credit in an amount equal to the excess of the maximum amount then available to be drawn under the Letters of Credit over the Aggregate L/C Commitment. Subject to
Section 4.04 and subsection 2.10(a), if on any date after giving effect to any Cash Collateralization made on such date pursuant to the preceding sentence, the Effective
Amount of all Revolving Loans, Term Loans and Bid Loans then outstanding plus the Effective Amount of all L/C
Obligations exceeds the combined Commitments, the Company shall immediately, and without notice or demand, prepay or


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

cause the Subsidiary Borrowers to prepay the outstanding principal amount of the Revolving Loans, Term Loans and L/C Advances by an amount equal to the applicable excess.

    2.11  Repayment.  (a)  The Company shall repay the
Term Loans on the dates and in the amounts set forth below:

              Payment Date               Amount

              March 31, 1997           $ 5,000,000
              June 30, 1997              5,000,000
              September 30, 1997         7,500,000
              December 31, 1997          7,500,000
              March 31, 1998             7,500,000
              June 30, 1998              7,500,000
              September 30, 1998         7,500,000
              December 31, 1998          7,500,000
              March 31, 1999             7,500,000
              June 30, 1999              7,500,000
              September 30, 1999         7,500,000
              December 31, 1999          7,500,000
              March 31, 2000             7,500,000
              June 30, 2000              7,500,000
              September 30, 2000        12,500,000
              December 31, 2000         12,500,000
              March 31, 2001            12,500,000
              June 30, 2001             12,500,000

         The Company shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of any Term Loans outstanding on such date.

         (b) The Borrowers shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of any Revolving Loans outstanding on such date.

         (c) The Borrowers shall repay each Bid Loan on the last day of the relevant Interest Period.

    2.12 Interest. (a) Each Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the LIBO Rate or the Base Rate, as the case may be (and subject to the Borrowers' right to convert to other Types of Loans under Section 2.04), plus the Applicable Margin.
Each Bid Loan shall bear interest on the outstanding principal amount thereof from the relevant Borrowing Date


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

at a rate per annum equal to the LIBO Rate plus (or minus) the LIBOR Bid Margin, or at the Absolute Rate, as the case may be.

         (b)  Interest on each Loan shall be paid in
arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of Committed
Loans under Section 2.09 or 2.10 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.

         (c)  Notwithstanding subsection (a) of this
Section, while any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum which is determined by adding 3% per annum to the Applicable Margin then in effect for such Loans; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus 3%.

         (d)  Anything herein to the contrary
notwithstanding, the obligations of the Borrowers to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent
(but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Borrowers shall pay such Bank interest at the highest rate permitted by applicable law.

    2.13  Fees.  In addition to the fees described in
Section 3.08:

          (a)  Arrangement, Agency Fees.  The Company
shall pay an arrangement fee, underwriting fee, and certain commitment fees to the Arranger and BofA for their


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

own account, and shall pay an agency fee and certain bid auction fees to the Agent for the Agent's own account, as required by the letter agreement between the Company and the Arranger and Agent dated June 19, 1996 (the "Fee
Letter").

          (b) Commitment Fees. The Company shall pay to the Agent for the account of each Bank a commitment fee on the average daily unused portion of such Bank's
Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Commitment Fee Percentage. For purposes of calculating utilization under this Section, with respect to each Bank's Commitment, the making of any Bid Loan by such Bank shall not be considered a use of a portion of such Bank's Commitment. Such commitment fee shall accrue from the Closing Date to the Revolving
Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter commencing on the first such day this Agreement is executed by the Company through the Revolving Termination
Date, with the final payment to be made on the Revolving
Termination Date; provided that, in connection with any reduction or termination of Commitments under
Section 2.08, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The commitment fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.

    2.14 Computation of Fees and Interest. (a) All computations of interest for Base Rate Committed Loans when the Base Rate is determined by BofA's "reference rate" and all computations of interest for Offshore
Currency Loans denominated in English pounds sterling shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

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

         (b) For purposes of determining utilization of each Bank's Commitment in order to calculate the commitment fee due under Section 2.13(b), the amount of any outstanding Offshore Currency Loan on any date shall be determined based upon the Dollar Equivalent amount as of the most recent Computation Date with respect to such Offshore Currency Loan.

         (c) Each determination of an interest rate or a Dollar Equivalent amount by the Agent shall be conclusive and binding on the Borrowers and the Banks in the absence of manifest error. The Agent will, at the request of the Company or any Bank, deliver to the Company or the Bank, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate or Dollar Equivalent Amount.

    2.15 Payments by the Borrowers. (a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrowers, shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and, with respect to principal of, interest on, and any other amounts relating to, any Offshore Currency Loan, shall be made in the Offshore
Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in Same Day Funds, and (i) in the case of Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 10:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 10:00 a.m. (San Francisco time), or later than the time specified by the Agent as provided in clause (i) above (in the case of Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

         (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and

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such extension of time shall in such case be included in
the computation of interest or fees, as the case may be.

         (c)  Unless the Agent receives notice from a
Borrower prior to the date on which any payment is due to the Banks that the Borrower will not make such payment in full as and when required, the Agent may assume that the Borrower has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Borrower has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Offshore Currency, the Overnight Rate, for each day from the date such amount is distributed to such Bank until the date repaid.

    2.16 Payments by the Banks to the Agent. (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Committed Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of a Borrower the amount of that Bank's Pro
Rata Share of the Committed Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in Same Day Funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to the Borrower such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate or, in the case of any Committed Borrowing consisting of Offshore
Currency Loans, the Overnight Rate, for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following


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the Borrowing Date, the Agent will notify the Borrower of
such failure to fund and, upon demand by the Agent, the Borrower shall pay such amount to the Agent for the Agent's account, together with interest thereon (but not including any amounts calculated under Section 4.04) for each day elapsed since the date of such Committed
Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Committed Loans comprising such Committed Borrowing.

         (b)  The failure of any Bank to make any
Committed Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Committed
Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Committed Loan to be made by such other Bank on any Borrowing Date.

    2.17 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Committed Loans made by it any payment
(whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other
Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing
Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrowers agree that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of the Borrowers in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the



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absence of manifest error) of participations purchased
under this Section and will in each case notify the Banks following any such purchases or repayments.

    2.18 Guaranties. (a) The Obligations shall be unconditionally, jointly and severally guaranteed by the Material Subsidiaries (other than the Excluded Subsidiary, subject to Section 7.14, and other than AETC Limited) pursuant to one or more Subsidiary Guaranties.

         (b) The Obligations of the Subsidiary Borrowers shall be unconditionally guaranteed by the Company pursuant to the Company Guaranty.

         (c) Notwithstanding anything to the contrary in this Agreement, each Borrower, in its capacity as a Borrower, shall be severally liable for any Credit
Extension to it under this Agreement, and the liability of the Company or any Subsidiary for any Credit Extensions to a Borrower under this Agreement, other than the Company as a Borrower or such Subsidiary as a Subsidiary Borrower, shall be solely by virtue of a Company Guaranty or a Subsidiary Guaranty.

    2.19 Additional Subsidiary Borrowers. From time to time, the Company may designate additional Subsidiaries as Subsidiary Borrowers by delivering to the Agent a fully-executed original certificate in the form of Exhibit M, together with all documents required by such certificate
(in sufficient number for the Agent and each of the Banks), whereupon, upon the Agent's acknowledgment of receipt of same, such designated Subsidiaries shall also be deemed Subsidiary Borrowers for all purposes hereof.


                          ARTICLE III

                     THE LETTERS OF CREDIT

    3.01 The Letter of Credit Subfacility. (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving
Termination Date to issue Letters of Credit for the account of the Borrowers, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the

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account of the Borrowers; provided, that the Issuing Bank
shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the
"Issuance Date") (1) the Effective Amount of all L/C
Obligations plus the Effective Amount of all Revolving
Loans, Term Loans and Bid Loans exceeds the combined
Commitments, (2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective
Amount of the Revolving Loans and Term Loans of such Bank exceeds such Bank's Commitment, or (3) the Effective
Amount of L/C Obligations exceeds the L/C Commitment.
Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers' ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

         (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:

              (i)  any order, judgment or decree of any
    Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing
    Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

              (ii)  the Issuing Bank has received written
    notice from any Bank, the Agent or any Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;


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              (iii)  the expiry date of any requested
    Letter of Credit is (A) more than one year after the date of Issuance, unless the Required Banks have approved such expiry date in writing, or (B) later than 30 days prior to the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

              (iv)  the expiry date of any requested
    Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested
    Letter of Credit;

              (v)  any requested Letter of Credit does not
    provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;

              (vi)  any standby Letter of Credit is for
    the purpose of supporting the issuance of any letter of credit by any other Person; or

              (vii)  such Letter of Credit is in a face
    amount less than $1,000,000, for commercial documentary letters of credit, or $5,000,000, for standby letters of credit, or to be denominated in a currency other than Dollars.

    3.02  Issuance, Amendment and Renewal of Letters of
Credit. (a) Each Letter of Credit shall be issued upon the irrevocable written request of the Borrower received by the Issuing Bank (with a copy sent by the Company to the Agent) at least four days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance.
Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing
Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) the applicable Borrower; and (viii) such

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other matters as the Issuing Bank may require.  The Agent
will promptly notify the Banks of the receipt by it of any L/C Application.

         (b)  At least two Business Days prior to the
Issuance of any Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from a Borrower and, if not, the Issuing Bank will provide the Agent with a copy thereof.
Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Agent (A) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.01(a) as a result of the limitations set forth in clauses (1) through (3) thereof or subsection 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied;
then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower in accordance with the Issuing Bank's usual and customary business practices.

         (c) From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination
Date, the Issuing Bank will, upon the written request of the applicable Borrower received by the Issuing Bank (with a copy sent by the Borrower to the Agent) at least four days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment;
and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such letter of



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Credit does not accept the proposed amendment to the
Letter of Credit. The Agent will promptly notify the Banks of the receipt by it of any L/C Amendment
Application.

         (d) The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the applicable Borrower and upon the written request of the Borrower received by the Issuing Bank (with a copy sent by the Borrower to the Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C
Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding
Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.02(e) upon the request of the Borrower but the Issuing Bank shall not have received any L/C Amendment Application from the Borrower with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Borrower requesting such renewal.

         (e) The Issuing Bank may, at its election (or as required by the Agent at the direction of the Required
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Banks), deliver any notices of termination or other
communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

         (f) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

         (g) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

    3.03  Risk Participations, Drawings and
Reimbursements.

         (a) Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
For purposes of subsection 2.01(b), each Issuance of a Letter of Credit shall be deemed to utilize the Commitment of each Bank by an amount equal to the amount of such participation.

         (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the applicable Borrower. The Borrower shall reimburse the Issuing Bank prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor
Date"), in an amount equal to the amount so paid by the Issuing Bank. In the event the Borrower fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San
Francisco time) on the Honor Date, the Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Borrower shall be deemed to have requested that Revolving Loans consisting of Base

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Rate Committed Loans be made by the Banks to be disbursed
on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving
Commitment and subject to the conditions set forth in
Section 5.02. Any notice given by the Issuing Bank or the Agent pursuant to this subsection 3.03(b) may be oral if immediately confirmed in writing (including by facsimile);
provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

         (c) Each Bank shall upon any notice pursuant to subsection 3.03(b) make available to the Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata
Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Committed Loan to the Borrower in that amount.
If any Bank so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor
Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.03.

         (d) With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Committed Loans to the Borrower in whole or in part, because of the Borrower failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin plus 2% per annum, and each Bank's payment to the Issuing Bank pursuant to subsection 3.03(c) shall be deemed payment in respect of its participation in



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such L/C Borrowing and shall constitute an L/C Advance
from such Bank in satisfaction of its participation obligation under this Section 3.03.

         (e) Each Bank's obligation in accordance with this Agreement to make the Revolving Loans or L/C
Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrowers or any other
Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

    3.04 Repayment of Participations. (a) Upon (and only upon) receipt by the Agent for the account of the Issuing
Bank of immediately available funds from a Borrower (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section 3.03 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of the Issuing
Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of the Issuing Bank.

         (b) If the Agent or the Issuing Bank is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Borrower to the Agent for the account of the Issuing
Bank pursuant to subsection 3.04(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are


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returned by such Bank to the Agent or the Issuing Bank, at
a rate per annum equal to the Federal Funds Rate in effect from time to time.

    3.05  Role of the Issuing Bank.  (a) Each Bank and the
Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

         (b)  No Agent-Related Person nor any of the
respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

         (c) Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude any Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-
Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.06; provided, however, anything in such clauses to the contrary notwithstanding, that a Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without


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responsibility for further investigation, regardless of
any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    3.06  Obligations Absolute.  The obligations of the
Borrowers under this Agreement and any L/C-Related
Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving
Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

              (i)  any lack of validity or enforceability
    of this Agreement or any L/C-Related Document;

              (ii)  any change in the time, manner or
    place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

              (iii)  the existence of any claim, set-off,
    defense or other right that any Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

              (iv)  any draft, demand, certificate or
    other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;



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              (v)  any payment by the Issuing Bank under
    any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

              (vi)  any exchange, release or non-
    perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of any Borrower in respect of any Letter of Credit; or

              (vii)  any other circumstance or happening
    whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or a guarantor.

    3.07 Cash Collateral Pledge. Upon (i) the request of the Agent, (A) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in subsection 2.10(b) requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the L/C
Obligations in an amount equal to such L/C Obligations.

    3.08 Letter of Credit Fees. (a) The Company shall pay to the Agent for the account of each of the Banks a letter of credit fee with respect to the Letters of Credit equal to (i) a per annum percentage equal to the Applicable Margin with respect to Offshore Rate Loans then in effect times the average daily maximum amount available to be drawn of all outstanding standby Letters of Credit plus (ii) a per annum percentage equal to the Commitment
Fee Percentage then in effect times the average daily maximum amount available to be drawn of all outstanding commercial documentary Letters of Credit, computed in each case on a quarterly basis in arrears on the last Business
Day of each calendar quarter based upon Letters of Credit

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outstanding for that quarter as calculated by the Agent.
Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving
Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date
(or such later expiration date).

         (b) The Company shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit
Issued by the Issuing Bank equal to 0.1250% of the face amount (or increased face amount, as the case may be) of such Letter of Credit. Such Letter of Credit fronting fee shall be due and payable on each date of Issuance of a Letter of Credit.

         (c)  The Company shall pay or cause the
applicable Borrower to pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

    3.09  Uniform Customs and Practice.  The Uniform
Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.


                          ARTICLE III

             TAXES, YIELD PROTECTION AND ILLEGALITY

    4.01 Taxes. (a) Any and all payments by the Borrowers to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes.
In addition, the Borrowers shall pay all Other Taxes.

         (b) If a Borrower shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:


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              (i)  the sum payable shall be increased as
    necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

              (ii)  the Borrower shall make such
    deductions and withholdings;

              (iii)  the Borrower shall pay the full
    amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

              (iv)  the Borrower shall also pay to each
    Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

         (c) Each Borrower agrees to indemnify and hold harmless each Bank and the Agent for the full amount of
(i) Taxes, (ii) Other Taxes, and (iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other
Taxes or Further Taxes were correctly or legally asserted.
Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.

         (d) Within 30 days after the date of any payment by a Borrower of Taxes, Other Taxes or Further Taxes, the
Borrower shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.

         (e) If a Borrower is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c)


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of this Section, then such Bank shall use reasonable
efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending
Office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

    4.02 Illegality. (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental
Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate
Loans (including Offshore Rate Loans in any Applicable
Currency), then, on notice thereof by the Bank to the Borrowers through the Agent, any obligation of that Bank to make Offshore Rate Loans (including in respect of any LIBOR Bid Loan as to which a Borrower has accepted such Bank's Competitive Bid, but as to which the Borrowing Date has not arrived) shall be suspended until the Bank notifies the Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

         (b) If a Bank determines that it is unlawful for such Bank to maintain any Offshore Rate Loan, each applicable Borrower shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.04, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If a Borrower is required to so prepay any Offshore Rate
Committed Loan, then concurrently with such prepayment, the Borrower shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Committed Loan.

         (c) If the obligation of any Bank to make or maintain Offshore Rate Committed Loans has been so terminated or suspended, the Borrowers may elect, by giving notice to the Bank, through the Agent, that all Loans which would otherwise be made by the Bank as Offshore Rate Committed Loans shall be instead Base Rate
Committed Loans.

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

    4.03  Increased Costs and Reduction of Return.  (a)
If any Bank determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Committed Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Borrowers shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

         (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other
Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Borrowers through the Agent, the Borrowers shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

    4.04 Funding Losses. Each Borrower shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:




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         (a)  the failure of the Borrower to make on a
timely basis any payment of principal of any Offshore Rate
Loan;

         (b)  the failure of the Borrower to borrow,
continue or convert a Committed Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

         (c)  the failure of the Borrower to make any
prepayment of any Committed Loan in accordance with any notice delivered under Section 2.09;

         (d)  the prepayment (including pursuant to
Section 2.09 or 2.10) or other payment (including after acceleration thereof) of any Offshore Rate Loan or Absolute Rate Bid Loan on a day that is not the last day of the relevant Interest Period; or

         (e) the automatic conversion under Section 2.04 of any Offshore Rate Committed Loan to a Base Rate
Committed Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained or from charges relating to any Offshore Currency Loans.
For purposes of calculating amounts payable by a Borrower to the Banks under this Section and under subsection
4.03(a), each Offshore Rate Committed Loan made by a Bank
(and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBO Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

    4.05 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed
Offshore Rate Loan, or that the LIBO Rate applicable pursuant to subsection 2.12(a) for any requested Interest
Period with respect to a proposed Offshore Rate Loan does



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not adequately and fairly reflect the cost to the Banks of
funding such Loan, the Agent will promptly so notify the Borrowers and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, any Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Banks shall make, convert or continue the Committed Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Committed Loans shall be made, converted or continued as Base Rate
Committed Loans instead of Offshore Rate Committed Loans.
In the case of any Offshore Currency Loans, the Borrowing or continuation shall be in an aggregate amount equal to the Dollar Equivalent amount of the originally requested
Borrowing or continuation in the Offshore Currency, and to that end any outstanding Offshore Currency Loans which are the subject of any continuation shall be redenominated and converted into Revolving Loans which are Base Rate
Committed Loans in Dollars with effect from the last day of the Interest Period with respect to any such Offshore
Currency Loans.

    4.06  Reserves on Offshore Rate Committed Loans.  The
Borrowers shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), and, in respect of any Offshore Currency Loans, under any applicable regulations of the central bank or other relevant
Governmental Authority in the country in which the Offshore Currency of such Offshore Rate Loan circulates
(except to the extent already included in the calculation of the LIBO Rate for Offshore Currency Loans denominated in English pounds sterling), additional costs on the unpaid principal amount of each Offshore Rate Committed
Loan equal to the actual costs of such reserves allocated to such Committed Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Committed Loan, provided the Borrower shall have received at least 15 days' prior





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written notice (with a copy to the Agent) of such
additional costs from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment
Date, such additional costs shall be payable 15 days from receipt of such notice.

    4.07 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article III shall deliver to the applicable Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

    4.08 Substitution of Banks. Upon the receipt by a Borrower from any Bank (an "Affected Bank") of a claim for compensation under Section 4.03, the Company may: (i) request the Affected Bank to use its commercially reasonable efforts (without any obligation to make any expenditure of funds) to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank's Loans and Commitment (a "Replacement
Bank"); provided, that such Affected Bank shall have no liability if it is unable to obtain such a Replacement
Bank; (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment; provided, that no Bank shall have any obligation to do so; or (iii) designate a Replacement
Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld or delayed). Any Replacement Bank shall assume the Loans, the Commitments and the other rights and obligations of such Affected Bank in accordance with the procedures set forth in Section 11.08.

    4.09 Survival. The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations.



                         ARTICLE V

                      CONDITIONS PRECEDENT

    5.01 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit
Extension hereunder is subject to the condition that
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the Agent shall have received on or before the Closing
Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank:

          (a) Credit Agreement; Notes; Guaranties.  (i)
This Agreement and, to the extent requested by any Bank, the Note(s), executed by each party thereto; (ii) the Subsidiary Guaranty, executed by each Material Subsidiary
(other than the Excluded Subsidiary); and (iii) the Company Guaranty, executed by the Company;

          (b) Resolutions; Incumbency.

              (i)  Copies of the resolutions of the board
    of directors or similar governing body of each Borrower and each Material Subsidiary (other than the Excluded Subsidiary) authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and

              (ii)  A certificate of the Secretary or
    Assistant Secretary of each Borrower and each Material
    Subsidiary (other than the Excluded Subsidiary) certifying the names and true signatures of the officers of such Person authorized to execute, deliver and perform, as applicable, this Agreement, the Company Guaranty, the Subsidiary Guaranty and all other Loan Documents to be delivered by it hereunder;

          (c) Organization Documents; Good Standing. Each of the following documents:

              (i)  the articles or certificate of
    incorporation and the bylaws or similar governing documents of each Borrower and each Material
    Subsidiary (other than the Excluded Subsidiary) as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of such Person as of the Closing Date; and

              (ii)  a status certificate for the Company
    from the Secretary of State of Oregon, a letter of good standing from the Registrar of Companies for AETC
    Limited, and a similar certificate for each Material




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    Subsidiary (other than the Excluded Subsidiary) from
    the Secretary of State or similar applicable
    Governmental Authority of its state of incorporation;

          (d) Legal Opinions.  An opinion of Stoel Rives
LLP, counsel to the Company and addressed to the Agent and the Banks, substantially in the form of Exhibit D-1 and an opinion of Edge & Ellison, English counsel to AETC Limited and addressed to the Agent and the Banks, substantially in the form of Exhibit D-2;

          (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with reasonable Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, including any such costs, fees and expenses arising under or referenced in Sections 2.13 and 11.04;

          (f) Certificate. A certificate signed by a Responsible Officer and similar officer of each Material
Subsidiary (other than the Excluded Subsidiary) and of AETC Limited, dated as of the Closing Date, stating that:

              (i)  the representations and warranties
    contained in Article VI or in the Subsidiary Guaranty or in the Company Guaranty, as applicable, are true and correct on and as of such date, as though made on and as of such date;

              (ii)  no Default or Event of Default exists
    or would result from the execution and delivery of the Loan Documents to which each Borrower and each Material Subsidiary is a party;

              (iii)  there has occurred since March 31,
    1996, no event or circumstance that has resulted or could reasonably be expected to result in a Material
    Adverse Effect; and

              (iv)  in the case of the certificate from a
    Responsible Officer, closing of the purchase, for a purchase price not in excess of $325,000,000, of Newflo has occurred or will occur simultaneously with the closing under this Agreement and that, simultaneously with the closing hereunder, all Indebtedness of Newflo (other than Indebtedness permitted under Section 8.05) will have been paid off and satisfied;

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

          (g)  Prior Credit Agreement.  Evidence
satisfactory to the Agent that the commitments to extend credit under the Credit Agreement dated as of February 29, 1996 among the Company, BofA as agent, The Bank of Nova
Scotia and Wachovia Bank of Georgia, N.A., as co-agents, and the other financial institutions party thereto have been terminated and that all principal, interest, charges and fees due thereunder have been paid or that arrangements satisfactory to the Agent for the payment thereof have been made by the Company; the Company and each Bank party hereto that is a party to such Credit
Agreement acknowledging that such commitments shall be terminated simultaneously with the closing hereunder;

          (h)  AETC Note.  Evidence satisfactory to the
Agent that all principal outstanding under and interest thereon and any other sums due under that certain
45,000,000 (GBP) Promissory Note dated July 15, 1996 from
AETC Limited to the order of BofA have been paid or that arrangements satisfactory to the Agent for the payment thereof have been made by the Company; and

          (i) Other Documents. Such other approvals, opinions, documents or materials (including those relating to the purchase of Newflo) as the Agent or any Bank may reasonably request.

    5.02 Conditions to All Credit Extensions. The obligation of each Bank to make any Committed Loan to be made by it, and the obligation of any Bank to make any Bid
Loan as to which a Borrower has accepted the relevant
Competitive Bid (including its initial Loan), or to continue or convert any Committed Loan under Section 2.04, and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant disbursement date, Conversion/Continuation Date, or Issuance Date:

          (a)      Notice of Borrowing or
Conversion/Continuation, Application.  As to any Committed
Loan, the Agent shall have received (with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;


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          (b)      Continuation of Representations and
Warranties.  The representations and warranties in Article
VI and in the Subsidiary Guaranty(ies) and the Company
Guaranty shall be true and correct in all material respects on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such disbursement date, Conversion/Continuation Date or Issuance Date; and

          (c)      No Existing Default.  No Default or
Event of Default shall exist or shall result from such Borrowing, continuation or conversion, or Issuance.

Each Notice of Borrowing, Notice of
Conversion/Continuation, Competitive Bid Request, L/C
Application and L/C Amendment Application submitted by a Borrower hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice or request and as of each disbursement date, Conversion/Continuation Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.


                           ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES

    Each Borrower represents and warrants for itself to the Agent and each Bank that:

    6.01 Corporate Existence and Power. Each Borrower and each of its Subsidiaries:

         (a) is a corporation duly organized, validly existing and, if applicable in the jurisdiction of its incorporation, in good standing under the laws of the jurisdiction of its incorporation;

         (b)  (i) has the power and authority and all
material governmental licenses, authorizations, consents and approvals to own its assets and carry on its business and (ii) has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver, and perform its obligations under the Loan Documents;

         (c) is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation
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

of property or the conduct of its business requires such qualification or license; and

         (d)  is in compliance with all material
Requirements of Law.

    6.02 Corporate Authorization; No Contravention. The execution, delivery and performance by each Borrower of this Agreement and each other Loan Document to which it is a party have been duly authorized by all necessary corporate action, and do not and will not:

         (a)  contravene the terms of any of the
Borrower's Organization Documents;

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or

         (c)  violate any Requirement of Law.

    6.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrowers of the Agreement or any other Loan Document.

    6.04  Binding Effect.  This Agreement and each other
Loan Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

    6.05  Litigation.  Except as specifically disclosed on
Schedule 6.05, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental
Authority, against the Borrower or its Subsidiaries or any of their respective properties which:


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

         (a)  purport to affect or pertain to this
Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) if determined adversely to the Borrower or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan
Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

    6.06 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrowers. As of the Closing Date, no Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse
Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.01(e).

    6.07  ERISA Compliance.

         (a)  Except as specifically disclosed on Schedule
6.07, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section
412 of the Code has been made with respect to any Plan.

         (b)  There are no pending or, to the best
knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the


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fiduciary responsibility rules with respect to any Plan
which has resulted or could reasonably be expected to result in a Material Adverse Effect.

         (c)  (i) No ERISA Event has occurred or is
reasonably expected to occur; (ii) except as specifically disclosed on Schedule 6.07, no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under
Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    6.08 Use of Proceeds; Margin Regulations. The proceeds of the Loans and the Letters of Credit are to be used solely for the purposes set forth in and permitted by
Section 7.12 and Section 8.07. None of the Borrowers nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

    6.09  Title to Properties.  Each Borrower and each
Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of each Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

    6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no


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proposed tax assessment against any Borrower or any
Subsidiary that would, if made, have a Material Adverse
Effect.

    6.11  Financial Condition.  (a)  The audited
consolidated financial statements of the Company and its Subsidiaries as at March 31, 1996 and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

              (i)  were prepared in accordance with GAAP
    consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

              (ii)  fairly present the financial condition
    of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

              (iii)  except as specifically disclosed in
    Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

         (b)  Since March 31, 1996, there has been no
Material Adverse Effect.

    6.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental
Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

    6.13  Regulated Entities.  None of the Borrowers, any
Person controlling any Borrower, or any Subsidiary is an "Investment Company" within the meaning of the Investment
Company Act of 1940. No Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the
Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur
Indebtedness.

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    6.14  No Burdensome Restrictions; No Restrictions on
Subsidiary Dividends. No Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 6.14, no Borrower nor any Subsidiary is a party to or bound by any Contractual Obligation which restricts, limits or prohibits the payment of dividends by any Subsidiary or the making of any other distribution in respect of such Subsidiary's capital stock.

    6.15 Copyrights, Patents, Trademarks and Licenses, etc. Each Borrower or its Subsidiaries own or are licensed or otherwise have the right to use all of the material patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of each Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.15, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

    6.16 Subsidiaries. The Company has no Subsidiaries other than those specifically disclosed in part (a) of
Schedule 6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16, except in each case for Subsidiaries acquired in Acquisitions not prohibited by this Agreement or other equity investments not prohibited by this Agreement. The Company has no Material Subsidiaries other than those specifically disclosed in part (c) of Schedule 6.16 or those as to which the Company has notified the Agent pursuant to
Section 7.14.  Each of the Borrowers (other than the
Company) is a Wholly-Owned Subsidiary.

    6.17  Insurance.  Except as specifically disclosed in
Schedule 6.17, the properties of each Borrower and its Subsidiaries are insured with financially sound and
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reputable insurance companies not Affiliates of the
Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or such Subsidiary operates.

    6.18 Swap Obligations. Neither of the Borrowers nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted
Swap Obligations. Each Borrower has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

    6.19 Credit Limit for Subsidiary Borrowers. After giving effect to any Credit Extension to a Subsidiary
Borrower, the Effective Amount of all outstanding
Revolving Loans, Bid Loans and L/C Obligations of such
Subsidiary Borrower will not exceed the Authorized Amount for such Subsidiary Borrower.

    6.20 Full Disclosure. None of the representations or warranties made by any Borrower or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Borrower or any Subsidiary in connection with the Loan Documents
(including the offering and disclosure materials delivered by or on behalf of any Borrower to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.



                          ARTICLE VII

                     AFFIRMATIVE COVENANTS

    So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall

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remain outstanding, unless the Required Banks waive
compliance in writing:

    7.01 Financial Statements. The Company shall deliver to the Agent, in form and detail satisfactory to the Agent and the Required Banks, with sufficient copies for each
Bank:

         (a) as soon as available, but not later than 100 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of Price Waterhouse L.L.P. or another nationally-recognized independent public accounting firm
("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years.
Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent
Auditor of any material portion of the Company's or any Subsidiary's records;

         (b) as soon as available, but not later than 55 days after the end of each fiscal quarter of each fiscal year (commencing with the fiscal quarter ending June 30, 1996, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of footnotes), the financial position and the results of operations of the Company and the Subsidiaries;
and

         (c)  for so long as Newflo is the Excluded
Subsidiary, concurrently with the financial statements described in subsections 7.01(a) and (b), a statement in form and detail reasonably satisfactory to the Agent and Required Banks showing the reconciliation of the items included in Schedule 2 of the Compliance Certificate
(calculated in accordance with the terms hereof without

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including the income, expenses, assets, liabilities or
similar items of the Excluded Subsidiary) with the financial information in such financial statements.

    7.02 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

         (a) as soon as available and in any event within 55 days after the end of each fiscal quarter, a Compliance
Certificate executed by a Responsible Officer;

         (b) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

         (c)  promptly, such additional information
regarding the business, financial or corporate affairs of any Borrower or any Subsidiary as the Agent, at the request of any Bank, may from time to time reasonably request.

    7.03 Notices. The Company shall promptly notify the Agent and each Bank:

         (a) but in no event more than 10 days after the occurrence or existence thereof, of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

         (b) but in no event more than 10 days after the occurrence thereof, of any matter that has resulted or may reasonably be expected to result in a Material Adverse
Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority;
or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable
Environmental Laws;

         (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but

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in no event more than 10 days after such event), and
deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA
Affiliate with respect to such event:

              (i)   an ERISA Event;

              (ii)  a material increase in the Unfunded
    Pension Liability of any Pension Plan;

              (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

              (iv)  the adoption of any amendment to a
    Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability; and

         (d)  of any material change in accounting
policies or financial reporting practices by the Company or any of its consolidated Subsidiaries, including any change in GAAP that will have an effect on Consolidated
Net Worth;

         Each notice under this Section shall be
accompanied by a written statement by a Responsible
Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

    7.04  Preservation of Corporate Existence, Etc.  The
Company shall, and shall cause each Subsidiary to:

         (a)  preserve and maintain in full force and
effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

         (b)  preserve and maintain in full force and
effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary



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or desirable in the normal conduct of its business, the
non-preservation or maintenance of which could reasonably be expected to have a Material Adverse Effect, except in connection with transactions permitted by Section 8.03 and sales of assets permitted by Section 8.02;

         (c)  use reasonable efforts, in the ordinary
course of business, to preserve its business organization and goodwill; and

         (d)  preserve or renew all of its registered
patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

    7.05  Maintenance of Property.  Except as permitted by
Section 8.02, the Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material
Adverse Effect. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

    7.06 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

    7.07 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable all their respective obligations and liabilities, including:

         (a)  all tax liabilities, assessments and
governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;



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         (b)  all lawful claims which, if unpaid, would by
law become a Lien upon its property; and

         (c)  all indebtedness, as and when due and
payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

    7.08 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental
Authority having jurisdiction over it or its business
(including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.

    7.09 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under
Section 401(a) of the Code to maintain such qualification;
and (c) make all required contributions to any Plan subject to Section 412 of the Code.

    7.10  Inspection of Property and Books and Records.
The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

    7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and

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keep and maintain its property in material compliance with
all Environmental Laws, except such as may be contested in good faith or as to which a bona fide dispute may exist and adequate reserves are being maintained with respect thereto in accordance with GAAP.

    7.12 Use of Proceeds. The Company shall use the proceeds of the Loans and the Letters of Credit for working capital and other general corporate purposes including for purposes of undertaking Acquisitions;
provided that such Acquisitions do not contravene any provision of this Agreement or of any other Loan Document or any applicable Requirement of Law.

    7.13 Internal Controls. Each Borrower shall maintain reasonable internal controls and reporting systems designed to insure that the executive officers of the Borrower and any employee of the Borrower with management responsibility for the subject matter as to which the Borrower's knowledge is relevant will be promptly informed of all material financial, operational and compliance matters relevant to compliance with the provisions of this Agreement.

    7.14 New Material Subsidiaries. The Company shall notify the Agent, which shall notify each Bank, promptly after the date any Subsidiary of the Company becomes a Material Subsidiary or the Company acquires a Subsidiary which is a Material Subsidiary, of such occurrence and promptly (i) after such date or (ii) after the date that the Company designates Newflo as an Included Subsidiary pursuant to and subject to the terms of Section 11.12
(provided that at such time Newflo is a Material
Subsidiary) and, in any event, within five Business Days following receipt by the Company from the Agent of a guaranty of the Obligations in substantially the form of the Subsidiary Guaranty, shall cause such Material
Subsidiary to execute and deliver such guaranty to the Agent. Within 30 days after the request therefor by the Agent, at the request of any Bank, the Company and such Material Subsidiary shall execute and deliver to the Agent such other items as reasonably requested by the Agent, at the request of any Bank, in connection with the foregoing, including resolutions, incumbency certificates, officer's certificates and opinions of counsel.





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                          ARTICLE VIII

                       NEGATIVE COVENANTS

    So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

    8.01 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

         (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date and set forth in
Schedule 8.01 securing Indebtedness outstanding on such date;

         (b)  any Lien created under any Loan Document;

         (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.07, provided that no notice of lien has been filed or recorded under the Code;

         (d)  carriers', warehousemen's, mechanics',
landlords', materialmen's, repairmen's or other similar
Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

         (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

         (f) Liens on the property of the Company or its Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money),


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leases, statutory obligations, (ii) contingent obligations
on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

         (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $5,000,000;

         (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Subsidiaries;


         (i) purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing
Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property (including proceeds thereof) so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

         (j) Liens securing obligations in respect of capital leases on assets subject to such leases, provided that such capital leases are otherwise permitted hereunder;

         (k)  Liens arising solely by virtue of any
statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations


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promulgated by the FRB, and (ii) such deposit account is
not intended by the Company or any Subsidiary to provide collateral to the depository institution; and

         (l) any other Liens if the aggregate amount of obligations of the Company or any of its Subsidiaries that is secured by such Liens does not exceed $30,000,000 in the aggregate at any time.

    8.02 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

         (a) dispositions of inventory or used, worn-out, obsolete or surplus equipment, all in the ordinary course of business;

         (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

         (c) dispositions by the Company of divisions or Subsidiaries, dispositions by Subsidiaries of divisions, and dispositions of the assets of divisions of the Company or any Subsidiary, in aggregate amount not to exceed (i)
$25,000,000 in any one year and (ii) on a cumulative basis from and after the Closing Date, 10% of Consolidated Total
Assets as of the end of the fiscal quarter immediately preceding the date of determination; and

         (d)  sales or transfers permitted by Section
8.03.

    8.03 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

         (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or

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surviving corporation, or with any one or more
Subsidiaries, provided that (i) if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation, (ii) that if any such transaction shall be between a Subsidiary Borrower and a Subsidiary, the Subsidiary Borrower shall be the continuing or surviving corporation, and (iii) an Included Subsidiary may not merge with the Excluded Subsidiary;

         (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned
Subsidiary; provided that an Included Subsidiary may not so sell to the Excluded Subsidiary;

         (c) the Company or any Subsidiary may merge with any Person so long as (i) (A) the Company or such Subsidiary shall be the continuing or surviving corporation or (B) in the case of a merger with a Subsidiary, the acquired Person is, as a result of the merger transaction, a Wholly-Owned Subsidiary of the Company and (ii) immediately prior to and after giving effect to such merger, there shall be no Default or Event or Default; and

         (d) the Company may (i) transfer the operating assets of its structurals division to a Wholly-Owned
Subsidiary which is an Included Subsidiary or (ii) engage in an internal reorganization transaction, whether involving a share exchange, merger, share dividend or otherwise, resulting in a holding company structure in which the Company's structurals division and each of the Wholly-Owned Subsidiaries are Subsidiaries of the holding company, and whereby the holding company assumes all obligations of the Company under this Agreement pursuant to an assumption agreement in form and substance acceptable to the Required Banks; provided, that in the case of clause (i) and (ii), immediately prior to and after giving effect to the proposed transaction, there shall be no Default or Event of Default, and, in the case of clause (ii), the Agent and the Banks shall have received one or more guarantees, substantially in the form of the Subsidiary Guaranty, of the obligations hereunder and under the other Loan Documents of the holding company and the Subsidiary Borrowers from any Person which, after giving effect to the proposed transaction, would be a Material Subsidiary of the holding company, along with


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such other certificates, documents, and opinions related
to the proposed transaction, the assumption of the Company's obligations hereunder by the holding company and such guarantees, as the Agent or any Bank may reasonably request.

    8.04 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

         (a)  Investments incurred in order to consummate
Acquisitions otherwise permitted hereunder, provided that
(i) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (ii) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

         (b)  Investments held by the Company or a
Subsidiary in the form of cash equivalents or short term marketable securities;

         (c)  extensions of credit in the nature of
accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

         (d) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries (other than the Excluded
Subsidiary, except to the extent permitted by subsection
(f) of this Section) or by any of its Wholly-Owned
Subsidiaries to another of its Wholly-Owned Subsidiaries
(other than the Excluded Subsidiary, except to the extent permitted by subsection (f) of this Section; provided that the Excluded Subsidiary may make extensions of credit to any of its Subsidiaries);

         (e)  Investments constituting Permitted Swap
Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations; and

         (f) Investments in the Excluded Subsidiary made or incurred at any time after the Closing Date in an

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amount not to exceed $30,000,000 in the aggregate at any
time outstanding; provided, that this subsection (f) shall not limit Investments in Newflo made after it is designated as an Included Subsidiary in compliance with and subject to the terms of Section 11.12.

    8.05  Limitation on Subsidiary Indebtedness.  The
Company shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

         (a)  Indebtedness of the Borrowers or any
Material Subsidiary in favor of the Agent and the Banks hereunder and under any other Loan Document;

         (b)  Indebtedness consisting of Contingent
Obligations permitted pursuant to Section 8.08;

         (c) Indebtedness existing on the Closing Date and set forth in Schedule 8.05;

         (d) Indebtedness existing on or arising after the Closing Date and not set forth on Schedule 8.05 in an aggregate amount not to exceed $50,000,000 at any time outstanding; and

         (e) Indebtedness secured by Liens permitted by subsection 8.01(i).

    8.06 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except in the ordinary course of business upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

    8.07 Use of Proceeds. (a) The Borrowers shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin
Stock in violation of, or for a purpose which violates, or would be inconsistent with, Regulation G, T, U or X of the FRB, (ii) to repay or otherwise refinance indebtedness of the Borrowers or others incurred to purchase or carry
Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to

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finance an Acquisition which is contested at any time by
the board of directors or equivalent governing body of the acquired Person or the Person from whom the Acquisition is to be made (an "Unfriendly Acquisition") or for a bid to make an Unfriendly Acquisition.

         (b)  The Borrowers shall not, directly or
indirectly, use any portion of the Loan proceeds or any Letter of Credit (i) knowingly to purchase Ineligible
Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities,
(ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Borrowers or any Affiliate of the Borrowers. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C.  24,
Seventh), as amended.

    8.08 Contingent Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent
Obligations except:

         (a) endorsements for collection or deposit in the ordinary course of business;

         (b)  Permitted Swap Obligations;

         (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule 8.08;

         (d) without duplication of subsection (f) of this Section, Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business and not exceeding at any time $15,000,000 in the aggregate in respect of the Company and its Subsidiaries together;

         (e)  unsecured Guaranty Obligations by the
Company of Indebtedness and other obligations of a Subsidiary; provided, that such Indebtedness and other obligations are permitted hereunder; and provided,
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further, that this subsection (e) shall not permit any
guaranty by the Company of the Indebtedness of the Excluded Subsidiary listed as item 5 on Schedule 8.05; and

         (f) Contingent Obligations of the Borrowers or the Material Subsidiaries party to Subsidiary Guaranties with respect to the Obligations.

    8.09 Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to enter into any Joint Venture, other than in the ordinary course of business.

    8.10 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $5,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

    8.11 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from the Existing Lines of Business.

    8.12 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary; provided, that the Company may permit any Subsidiary to, and any Subsidiary may, change such Subsidiary's fiscal year to conform to the fiscal year of the Company.

    8.13 Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth as of the last day of any fiscal quarter (commencing with the quarter ended June 30, 1996) to be less than (a) the greater of
(1) 90% of its Consolidated Net Worth as of June 30, 1996 and (2) $295,000,000, plus (b) 50% of Consolidated Net
Income (without giving effect to any net loss for any period) from and after July 1, 1996, plus (c) 50% of all Net Issuance Proceeds from and after July 1, 1996.

    8.14 Fixed Charge Coverage Ratio. The Company shall not permit its Fixed Charge Coverage Ratio as determined


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as of the last day of any fiscal quarter (commencing with
the quarter ended June 30, 1996), to be less than (i) 1.40 to 1.00 through the quarter ending March 30, 1997 and (ii)
1.50 to 1.00 thereafter.

    8.15 Leverage Ratio. The Company shall not permit its Leverage Ratio as determined as of the last day of any fiscal quarter (commencing with the quarter ended June 30, 1996) to be greater than (i) 3.85 to 1.00 through the quarter ending December 29, 1996 and (ii) 3.50 to 1.00 thereafter. For purposes of calculation of the Leverage
Ratio, EBITDA shall be calculated on a four quarter rolling basis for such fiscal quarter and the three immediately preceding fiscal quarters.

    8.16  No Restrictions on Subsidiary Dividends.     The
Company shall not, and shall not suffer or permit any Subsidiary (other than the Excluded Subsidiary) to, enter into or be bound by any Contractual Obligation which restricts, limits or prohibits the payment of dividends by any Subsidiary (other than the Excluded Subsidiary) or the making of any other distribution in respect of such Subsidiary's capital stock.


                           ARTICLE IX

                       EVENTS OF DEFAULT

    9.01 Event of Default. Any of the following shall constitute an "Event of Default":

          (a) Non-Payment. Any Borrower fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or any amount of interest on any Bid Loan, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan
Document; or

          (b) Representation or Warranty.  Any
representation or warranty by a Borrower or any Subsidiary made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by a Borrower, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan
Document, is incorrect in any material respect on or as of the date made or deemed made; or

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          (c) Specific Defaults.  Any Borrower fails to
perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02(a), 7.03 or in
Article VIII; or

          (d) Other Defaults.  Any Borrower (including the
Company as guarantor under a Company Guaranty) fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible
Officer knew or reasonably should have known of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or

          (e) Cross-Default.  (i) The Company or any
Subsidiary (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise);
or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or
(ii) there occurs under any Swap Contract an Early
Termination Date resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party or (2) any Termination
Event as to which the Company or any Subsidiary is an Affected Party, and, in either event, the Swap Termination
Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000; for purposes of this subsection (e), the terms "Early Termination Date",
"Defaulting Party", "Termination Event", and "Affected
Party" shall have the meanings assigned to them in the relevant Swap Contract, it being understood that such


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definitions contemplate Swap Contracts documented on
International Swaps and Derivatives Association ("ISDA") standard forms; if such Swap Contract is not documented on an ISDA standard form, such terms shall be given similar or analogous meanings as used in such non-ISDA standard agreements; or

          (f) Insolvency; Voluntary Proceedings.  Any
Borrower or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g) Involuntary Proceedings.  (i) Any
involuntary Insolvency Proceeding is commenced or filed against any Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Borrower's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Borrower or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Borrower or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

          (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $25,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when


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due, after the expiration of any applicable grace period,
any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000;

          (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of more than $5,000,000, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

          (j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
or

          (k) Change of Control. (i) Any Person or two or more Persons acting in concert acquires beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 25% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or
(ii) during any period of up to 12 consecutive months, individuals who at the beginning of such 12-month period were directors of the Company ceasing for any reason to constitute a majority of the Board of Directors of the Company unless the Persons replacing such individuals were nominated by the Board of Directors of the Company; or
(iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of the Company (or other securities convertible into such securities) representing 25% or more of the



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combined voting power of all securities of the Company
entitled to vote in the election of directors;

          (l) Guarantor Defaults. Any Material Subsidiary party to a Subsidiary Guaranty fails in any material respect to perform or observe any term, covenant or agreement in the Subsidiary Guaranty to which it is a party; or a Subsidiary Guaranty or a Company Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or a Material
Subsidiary, the Company or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or

          (m) Adverse Change.  There occurs a Material
Adverse Effect.

    9.02  Remedies.  If any Event of Default occurs, the
Agent shall, at the request of, or may, with the consent of, the Required Banks,

         (a)  declare the commitment of each Bank to make
Committed Loans and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;

         (b)  declare an amount equal to the maximum
aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, declare the unpaid principal amount of all outstanding
Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower; and

         (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 (in the

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case of clause (i) of subsection (g) upon the expiration
of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing
Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Bank or any Bank.

    9.03 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                           ARTICLE X

                           THE AGENT

    10.01  Appointment and Authorization; "Agent".  (a)
Each Bank hereby irrevocably (subject to Section 10.09) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.


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         (b)  The Issuing Bank shall act on behalf of the
Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

    10.02 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan
Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.
The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

    10.03  Liability of Agent.  None of the Agent-Related
Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any


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other Loan Document, or to inspect the properties, books
or records of the Borrower's or any of the Company's
Subsidiaries or Affiliates.

    10.04 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in Section 5.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

    10.05 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The
Agent shall take such action with respect to such Default

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or Event of Default as may be requested by the Required
Banks in accordance with Article VIII; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

    10.06 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers and their Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and credit worthiness of the Borrowers and their Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and credit worthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or credit worthiness of any Borrower which may come into the possession of any of the Agent-Related
Persons.

    10.07 Indemnification of Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related
Persons (to the extent not reimbursed by or on behalf of


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the Company and without limiting the obligation of the
Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related
Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses
(including reasonable Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

    10.08  Agent in Individual Capacity.  BofA and its
Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower and its Subsidiaries and Affiliates as though BofA were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks.
The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding a Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Issuing Bank.

    10.09 Successor Agent. The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a

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successor agent from among the Banks.  Upon the acceptance
of its appointment as successor agent hereunder, such
successor agent shall succeed to all the rights, powers
and duties of the retiring Agent and the term "Agent"
shall mean such successor agent and the retiring Agent's
appointment, powers and duties as Agent shall be
terminated.  After any retiring Agent's resignation
hereunder as Agent, the provisions of this Article X and
Sections 11.04 and 11.05 shall inure to its benefit as to
any actions taken or omitted to be taken by it while it
was Agent under this Agreement.  If no successor agent has
accepted appointment as Agent by the date which is 30 days
following a retiring Agent's notice of resignation, the
retiring Agent's resignation shall nevertheless thereupon
become effective and the Banks shall perform all of the
duties of the Agent hereunder until such time, if any, as
the Required Banks appoint a successor agent as provided
for above.   Notwith-standing the foregoing, however, BofA
may not be removed as the Agent at the request of the Required Banks unless BofA shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

    10.10 Withholding Tax. (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent and the Borrowers, to deliver to the Agent
(which will deliver a copy to the Company):

              (i)  if such Bank claims an exemption from,
    or a reduction of, withholding tax under a United
    States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

              (ii)  if such Bank claims that interest paid
    under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form
    4224 before the payment of any interest is due in the



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    first taxable year of such Bank and in each succeeding
    taxable year of such Bank during which interest may be paid under this Agreement; and

              (iii) such other form or forms as may be required under the Code or other laws of the United
    States as a condition to exemption from, or reduction of, United States withholding tax.

         Such Bank agrees to promptly notify the Agent
(which will notify the Company) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b)  If any Bank claims exemption from, or
reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Bank, such Bank agrees to notify the Agent (which will notify the Company) of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Bank. To the extent of such percentage amount, the Agent and the Borrowers will treat such Bank's
IRS Form 1001 as no longer valid.

         (c)  If any Bank claiming exemption from United
States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

         (e)  If the IRS or any other Governmental
Authority of the United States or other jurisdiction

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asserts a claim that the Agent did not properly withhold
tax from amounts paid to or for the account of any Bank
(because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses
(including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

    10.11 Co-Agents. None of the Banks identified on the facing page or signature pages of this Agreement or elsewhere herein or in the future appointed by the Banks as a "co-agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified or appointed as a "co-agent" shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified or appointed in deciding to enter into this Agreement or in taking or not taking action hereunder.



                           ARTICLE XI

                         MISCELLANEOUS

    11.01 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan
Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Borrowers and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment,



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or consent shall, unless in writing and signed by all the
Banks and the Borrowers and acknowledged by the Agent, do any of the following:

         (a) increase or extend the Commitment of any Bank (or reinstate any Commitment terminated pursuant to Section 9.02);

         (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan
Document;

         (c)  reduce the principal of, or the rate of
interest specified herein on any Loan, or (subject to clause (ii) below) any fees or other amounts payable hereunder or under any other Loan Document;

         (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder;

         (e)  amend this Section, Section 2.17, the
definition of "Required Banks" or any provision herein providing for consent or other action by all Banks; or

         (f) (i) release any Material Subsidiary from its obligations under the Subsidiary Guaranty to which it is a party or terminate such Subsidiary Guaranty or (ii) release the Company from its obligations under a Company
Guaranty or terminate a Company Guaranty, except in each case as expressly provided for therein;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing
Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related
Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (iii) each Fee
Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.


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    11.02  Notices.  (a)  All notices, requests, consents,
approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by or to a Borrower by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02, and
(ii) except in the case of notices to the Borrowers under
Article II, shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02; or, as directed to the Borrowers or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

         (b)  All such notices, requests and
communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to Article III to the Issuing
Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing
Bank" on Schedule 11.02.

         (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrowers. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by a Borrower to give such notice and the Agent and the Banks shall not have any liability to any Borrower or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of each Borrower to repay the Loans and any L/C
Obligation shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks



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of a confirmation which is at variance with the terms
understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.

    11.03 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    11.04  Costs and Expenses.  The Company shall:

         (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Agent and Issuing Bank) within five
Business Days after demand (subject to subsection 5.01(e)) for all reasonable costs and expenses (excluding travel expenses) incurred by BofA (including in its capacity as Agent) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA
(including in its capacity as Agent and Issuing Bank) with respect thereto; and

         (b) pay or reimburse the Agent and each Bank within five Business Days after demand (subject to subsection 5.01(e)) for all costs and expenses (including
Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan
Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

    11.05 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related
Persons, and each Bank and each of its respective


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officers, directors, employees, counsel, agents and
attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable (given due regard to the prevailing circumstances) Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding
(including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, or related to any Offshore Currency transactions entered into in connection herewith, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other
Obligations.

    11.06  Payments Set Aside.  To the extent that any
Borrower makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required
(including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

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    11.07  Successors and Assigns.  The provisions of this
Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

    11.08  Assignments, Participations, etc.  (a)  Any
Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent and the Issuing Bank, which consents shall not be unreasonably withheld or delayed, at any time assign and delegate to one or more Eligible Assignees
(provided that no written consent of the Company, the Agent or the Issuing Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000 or, if less, the remaining
Commitment of such Bank; provided, however, that after giving effect to any such assignment, the Commitment of the assignor Bank shall be at least $10,000,000 unless such Bank's entire Commitment is assigned; and provided, further, that the Borrowers and the Agent may continue to deal solely and directly with such assignor Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee;
(ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500.

         (b)  From and after the date that the Agent
notifies the assignor Bank that it has received (and provided its consent with respect to) an executed
Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and


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obligations of a Bank under the Loan Documents, and (ii)
the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

         (c) Within five Business Days after receipt of notice from the Agent that the Agent has received an executed Assignment and Acceptance and payment of the processing fee (and provided that it consents to such assignment if such consent is required in accordance with subsection 11.08(a)), if requested by the assignor Bank or the Assignee, through the Agent, the Borrowers shall execute and deliver to the Agent new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank), and upon delivery by the Borrowers to the Agent of the new Notes evidencing the assigned Loans and Commitment and, if applicable, any replacement Notes in favor of the assignor Bank, the Agent shall mark the original Notes payable to the assignor Bank "replaced and cancelled" and deliver such Notes to the Company.
Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Bank pro tanto.

         (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "Originator") hereunder and under the other Loan Documents; provided, however, that (i) the Originator's obligations under this Agreement shall remain unchanged, (ii) the Originator shall remain solely responsible for the performance of such obligations,
(iii) the Borrowers, the Agent and the Issuing Bank shall continue to deal solely and directly with the Originator in connection with the Originator's rights and obligations under this Agreement and the other Loan Documents, and
(iv) no Bank shall transfer or grant any participating

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interest under which the Participant has rights to approve
any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.01. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.01, 4.03 and 11.05 as though it were also a Bank hereunder (but, in the case of Sections 4.01 and 4.03, solely to the extent that the amounts claimed thereunder by such Participant do not exceed the amounts that could be claimed thereunder by the Bank which sold a participation interest to such Participant had such Bank not sold such participation interest), and, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

         (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR
203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

    11.09 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available

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on a non-confidential basis from a source other than the
Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable
Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder; (H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates; provided, that with respect to disclosures under clauses (B) and (D), such Bank shall use commercially reasonable efforts to notify the Company
(unless such notification is prohibited by any applicable
Requirement of Law) of the proposed disclosure before such disclosure is made to reasonably afford the Company the opportunity to seek to prevent such disclosure.

    11.10  Set-off.  In addition to any rights and
remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of such Borrower, against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan



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Document and although such Obligations may be contingent
or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

    11.11 Automatic Debits of Fees. With respect to any fee, or any other cost or expense (including Attorney Costs as provided for herein) due and payable to the Agent, the Issuing Bank, BofA or the Arranger under the Loan
Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

    11.12  Included Subsidiaries.  The Company may
designate Newflo to be an Included Subsidiary by giving a certification signed by a Responsible Officer to the Agent with sufficient copies for each Bank that (i) the Company has made such designation and (ii) the EBITDA of Newflo for the four fiscal quarter period ending immediately prior to the date of such certification is at least equal to $15,000,000, accompanied by a calculation in detail reasonably acceptable to the Agent of such EBITDA; provided that, Newflo may not be designated a Included Subsidiary if, at the time of such designation and after giving effect thereto, a Default or Event of Default shall exist. Any such designation shall be irrevocable.

    11.13  Notification of Addresses, Lending Offices, Etc.
Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

    11.14 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

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    11.15  Severability.  The illegality or
unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

    11.16 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

    11.17  Governing Law and Jurisdiction.  (a)  THIS
AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED
IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF
CONFLICTS) OF THE STATE OF OREGON; PROVIDED THAT THE AGENT
AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL
LAW.

         (b)  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT
TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT
IN THE ANY UNITED STATES FEDERAL OR OREGON STATE COURT
SITTING IN PORTLAND, OREGON, AND BY EXECUTION AND DELIVERY
OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT AND THE
BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY,
TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF
THE BORROWERS, THE AGENT, AND THE BANKS IRREVOCABLY WAIVES
ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF
VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS,
WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY
ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF
THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.

    11.18  Waiver of Jury Trial.  THE BORROWERS, THE BANKS,
AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL
BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR
ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN
DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR
THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF
ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER
PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE,
WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR
OTHERWISE.  THE BORROWERS, THE BANKS, AND THE AGENT EACH
AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED
BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE

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FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE
RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS
SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING
WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY
OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN
DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER
SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,
SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE
OTHER LOAN DOCUMENTS.

    11.19 Judgment. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Agent hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the
"Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.
If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the applicable
Borrower (or to any other Person who may be entitled thereto under applicable law).

    11.20  OREGON LEGAL NOTICE.  UNDER OREGON LAW, MOST
AGREEMENTS, PROMISES AND COMMITMENTS MADE BY US AFTER
OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT
EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD
PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST
BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO
BE ENFORCEABLE.  THE TERM "US" MEANS THE AGENT AND THE
BANKS.


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

    11.21 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Borrowers, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, oral or written, relating to the subject matter hereof and thereof.





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
    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                             PRECISION CASTPARTS CORP.


                             By:  /s/WILLIAM D. LARSSON
                             ______________________________
                             Name:  William D. Larsson
                             Title:  Vice President and
                             Chief Financial Officer


                             AETC LIMITED


                             By:  /s/WILLIAM D. LARSSON
                             ______________________________
                             Name:  William D. Larsson
                             Title:  Director and
                             Chief Financial Officer


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION,
                             as Agent


                             By:  /s/STEVEN F. STERLING
                             ______________________________
                             Name:  Steven F. Sterling
                             Title: Vice President


                             BANK OF AMERICA NATIONAL TRUST
                             AND SAVINGS ASSOCIATION, as a Bank


                             By:  /s/STEVEN F. STERLING
                             ______________________________
                             Name:  Steven F. Sterling
                             Title: Vice President






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